UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 7, 2007

UNITED NATIONAL FILM CORPORATION

(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	33-25350 (Commission File Number)	84-1092589 (IRS Employer Identification No.)

Canglongdao Science Park of Wuhan East Lake Hi-Tech Development Zone
Wuhan, Hubei 430200
People’s Republic of China
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (86) 138 7113 6999

211 West Wall Street
Midland Texas, 79701
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 7, 2007, we entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Universe Faith Group Limited, a British Virgin Islands company (“UFG”) and its sole stockholder, Fame Good International Limited, a British Virgin Islands company (“Fame”). UFG is the parent company of two operating companies based in the People’s Republic of China: Wuhan Blower Co., Ltd. and Wuhan Generating Equipment Co., Ltd. Pursuant to the Share Exchange Agreement, we issued to Fame 17,912,446 shares of our common stock in exchange for all of the issued and outstanding capital stock of UFG. UFG thereby became our wholly owned subsidiary and Fame became our controlling stockholder. Our principal business will change significantly as a result of this transaction and will now be conducted by the two Chinese operating companies as our indirectly owned subsidiaries as discussed in significant detail below. We plan to amend our Articles of Incorporation to change our name from United National Film Corporation to Wuhan General Group (China), Inc. in February 2007. In addition, we intend to change the name of UFG, the intermediary holding company between us and the operating subsidiaries, to Wuhan Blower and Generating Equipment Co., Ltd.

In connection with the transactions contemplated by the Share Exchange Agreement, our former sole director and officer - Glenn A. Little - resigned all positions with the Company and Mr. Xu Jie, the President and Chief Executive Officer of Wuhan Blower Co., Ltd. has been appointed as our sole director and as our President and Chief Executive Officer.

A copy of the Share Exchange Agreement is filed as Exhibit 2.1 to this report.

Also on February 7, 2007, we entered into a Series A Convertible Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”) with nine institutional investors pursuant to which we issued to the investors an aggregate of 10,287,554 shares of our Series A Convertible Preferred Stock (the “Preferred Stock”) at $2.33 per share for gross proceeds of $23,970,000. The Preferred Stock is convertible into shares of our common stock on a 1-for-1 basis and is entitled to a dividend equal to 5% per annum, payable quarterly.

Also pursuant to the Stock Purchase Agreement, we issued to the Investors, on a pro rata basis, warrants to purchase an aggregate of 6,172,531 shares of our common stock at an exercise price of $2.57 per share (subject to adjustment), expiring five years from the date of issuance. Certain of the investors (those investing at least $2 million) received additional warrants to purchase an aggregate of 9,358,370 shares at a price of $2.33 per share, for a term of 21 months, as well as warrants to purchase an aggregate of 5,615,021 shares at a price of $2.57 per share, also for a term of 21 months.

We intend to use the net proceeds from the sale of Preferred Stock and warrants to pay for the construction of our turbine manufacturing facility in Wuhan, China and the equipment to be used in that facility. Any remaining net proceeds will be used for working capital.

Pursuant to the Stock Purchase Agreement, we have agreed to file a registration statement with the Securities and Exchange Commission to register, for resale by the investors, the shares of our common stock underlying the Preferred Stock and the warrants.

The Stock Purchase Agreement is filed as Exhibit 10.1 to this report.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On February 7, 2007, we completed the acquisition of UFG pursuant to the Share Exchange Agreement (the “Share Exchange Transaction”). In the Share Exchange Transaction, also known as a “reverse acquisition,” we issued 17,912,446 newly issued shares of our common stock to Fame in exchange for all of the issued and outstanding capital stock of UFG held by Fame. UFG thereby became our wholly owned subsidiary and Fame became our controlling stockholder. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein UFG is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

Following the Share Exchange Transaction, United National Film Corporation (soon to be renamed Wuhan General Group (China), Inc.) (the “Company”) is a holding company conducting operations through its two indirect operating subsidiaries: Wuhan Blower Co., Ltd. (“Wuhan Blower”) and Wuhan Generating Equipment Co., Ltd. (“Wuhan Generating Equipment”), each a company operating in China. UFG (soon to be renamed Wuhan Blower and Generating Equipment Group, Ltd.), which became a wholly owned subsidiary of the Company, owns 100% of the capital stock of Wuhan Blower, which in turn owns 100% of the capital stock of Wuhan Generating Equipment. Following the corporate name changes expected to be completed in February 2007, our corporate structure is as follows:

Form 10-SB Disclosure

Prior to closing of the Share Exchange Transaction, United National Film Corporation (or “UNFC”) was a “shell company” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, as required by SEC rules, set forth below is the information that would be required if UNFC were filing a general form for registration of securities on Form 10-SB under the Exchange Act.

Please note that the information provided below relates to the combined company after the Share Exchange Transaction, unless otherwise specifically indicated.

Explanatory Note

Except as otherwise indicated by the context, references in this document to the “Company,” “we,” “us,” or “our” are references to the combined business of United National Film Corporation and its new wholly owned subsidiary, UFG, along with UFG’s wholly owned subsidiary Wuhan Blower, and, in turn, its wholly owned subsidiary Wuhan Generating Equipment. References to “China” and “PRC” are references to the People’s Republic of China. References to “RMB” are to Renminbi, the legal currency of China.

Description of Our Business

Overview

We are a holding company whose primary business operations are conducted through our subsidiary, UFG, and its operating subsidiary Wuhan Blower. Wuhan Blower is a China-based manufacturer of industrial blowers that are components of steam driven electrical power generation plants. Through its Wuhan Generating Equipment subsidiary, Wuhan Blower also manufactures industrial steam and water turbines, also principally for use in electrical power generation plants. Until our acquisition of UFG in February 2007, United National Film Corporation was a publicly held shell company with no operations other than efforts to identify suitable parties for a merger transaction.

Our Corporate History

UNFC was incorporated on July 19, 1988 under the laws of the State of Colorado as Riverside Capital, Inc. On February 28, 1989, Riverside Capital completed a public offering of 20,500,000 units (consisting of common stock and warrants) at an offering price of $0.01 per unit. Riverside Capital engaged in various business endeavors, and on March 18, 1992, acquired 100% of the outstanding shares of United National Film Corporation. UNFC was the surviving corporation in that transaction and the company became known as United National Film Corporation. UNFC was not successful in the film business and in June 2001, UNFC suspended all business activities and became a “reporting shell corporation.” As such, UNFC had no operations other than maintaining its public company status and searching for a suitable party with which to execute a reverse merger transaction, in which a previously private company takes on its public company status. In October 2006, UNFC changed its state of incorporation from Colorado to Nevada, and in November 2006 UNFC effected a 1-for-2,000 reverse split of its common stock, after which it had 68,866 shares of common stock issued and outstanding, held by approximately 90 shareholders of record.

Background and History of UFG and Wuhan Blower

UFG was incorporated in the British Virgin Islands in August 2006. Until the Share Exchange Transaction, UFG was a wholly owned subsidiary of Fame Good International Limited, also a BVI company and now our controlling shareholder. Our President and Chief Executive Officer, Mr. Xu Jie, acquired control of Fame, and Fame acquired control of UFG, in late August 2006. Neither Fame nor UFG had any active business operations until UFG acquired Wuhan Blower in September 2006.

Wuhan Blower was founded in 1958 as the Wuhan Blower Company, a State-Owned Enterprise (“SOE”) and became one of the largest manufacturers of industrial blowers in central and southwest China. In 2004, Mr. Xu purchased the company with the intention of making changes to its management structure, employee utilization, plant location and general operations which would transform it from a traditional Chinese SOE into a modern, efficient operating company. Mr. Xu relocated the company to the Eastlake New Technology Development Zone in Wuhan City, with much improved access to railroads, waterways and roads necessary for the transportation of its products, and constructed a new headquarters, research and development, and manufacturing facility at this location. Principally as a result of these actions, combined with more efficient use of personnel, Wuhan Blower has experienced significant increases in revenues and net income over the last two years.

On January 9, 2007, Wuhan Blower completed its acquisition of Wuhan Generating Equipment, a manufacturer of water and steam turbines, which is a very complementary business to that of Wuhan Blower. We have begun construction of a new turbine manufacturing facility in Wuhan for Wuhan Generating Equipment, which we expect to become operational in the second quarter of 2007.

We are located in Wuhan, the capital of China’s Hubei Province. Hubei is centrally located and is a key player in the Chinese automotive, metallurgy, machinery, power generation, textiles and high-tech industries. Wuhan is one of the major university cities in the country, providing a highly educated workforce to the surrounding industries.

Acquisition of UFG and Related Financing

On February 7, 2007, we completed the Share Exchange Transaction, also known as a “reverse acquisition” transaction, whereby we issued to Fame, as the sole stockholder of UFG, 17,912,446 newly issued shares of our common stock in exchange for all of the issued and outstanding capital stock of UFG held by Fame. UFG thereby became our wholly owned subsidiary and Fame became our controlling stockholder. We plan to amend our Articles of Incorporation to change our name from United National Film Corporation to Wuhan General Group (China), Inc. in February 2007. We will also change our stock ticker symbol.

Upon the closing of the Share Exchange Transaction, Glenn A. Little, then our sole director, submitted his resignation from all offices of UNFC that he held effective immediately. Xu Jie, the President and Chief Executive Officer of Wuhan Blower, was appointed our President, Chief Executive Officer and sole director. In addition, the Wuhan Blower executive officers became our executive officers.

For accounting purposes, the Share Exchange Transaction is treated as a reverse acquisition with UFG as the acquirer and United National Film Corporation as the acquired party.

Also on February 7, 2007, we completed a private placement transaction pursuant to which we issued to nine institutional investors (the “Investors”) an aggregate of 10,287,554 shares of our newly created Series A Convertible Preferred Stock at a price of $2.33 per share for gross proceeds of $23,970,000. The Preferred Stock is convertible into shares of our common stock on a 1-for-1 basis and is entitled to a dividend equal to 5% per annum, payable quarterly. We also issued to the Investors warrants to purchase an aggregate of 21,145,922 shares of our common stock at exercise prices of either $2.33 per share or $2.57 per share, subject to adjustment under certain circumstances. Certain of the warrants expire 21 months from the date of issuance and others expire five years from the date of issuance. For a more detailed description of the terms of the Preferred Stock and the warrants, see “Description of Securities” below.

1st Bridgehouse Securities, LLC acted as placement agent in connection with the private placement and, in addition to customary fees, received a warrant to purchase 1,028,755 shares of our common stock at an exercise price of $2.57 per share, expiring in February 2017. In addition, as the holders of the investor warrants described above exercise their warrants, 1st Bridgehouse will receive additional warrants equal to 10% of the shares issued upon such exercises.

In connection with the private placement, Fame, as UFG’s sole stockholder, entered into a securities escrow agreement with the Investors in which Fame agreed to certain “make good” provisions. In the securities escrow agreement, the parties established minimum performance thresholds for the 12 months ending December 31, 2007 and December 31, 2008. The 2007 performance threshold is earnings per share equal to $0.465 per share (based on 30,000,000 shares outstanding) and the 2008 performance threshold is net income equal to $22,000,000. Fame deposited into escrow a total of 9,000,000 shares of our common stock. If we do not achieve the 2007 or 2008 performance thresholds, some or all of the escrowed shares will be delivered pro rata to the investors, with the amount distributed dependent upon the amount by which we fail to achieve the performance thresholds. If we meet or exceed both performance thresholds, the escrowed shares will be returned to Fame. In each case in which escrowed shares are distributed, only those private placement investors who remain our stockholders at the time the escrow shares become deliverable are entitled to their pro rata portion of such escrow shares. The foregoing is only a summary of the “make good” arrangements and is qualified by the exact terms of those provisions contained in the securities escrow agreement which is filed as Exhibit 10.4 to this report.

Our Products

We engage primarily in the design, development, manufacture and sale of industrial blowers in China. Our industrial blowers are used primarily in steam-driven electrical power generation plants. In addition, in the second quarter of 2007, we plan to begin manufacturing steam and water turbines, also principally for use in electrical power plants.

Industrial Blowers

Industrial Blowers Generally

Industrial blowers are used to move very large volumes of air. When used in conjunction with an industrial furnace in steam driven electrical power generation plants, they:

•	blow air into the firebox in order to increase oxygen and improve combustion;

•	blow fuel (primarily coal dust) into the firebox; and

•	suck out waste gases.

If pollution control is required for the waste gases, then:

•	a blower will propel the exhaust gases through a pollution reduction unit (such as a de-sulphurization unit); and

•	a final blower will push the “cleaned” gases to and through the smokestack.

Industrial blowers are custom-made for the specific installation in which they will be used. The blower can be driven by an industrial scale electric motor, a diesel engine or a steam turbine. In addition to their use in power generation plants, industrial blowers are also used in the metallurgy and petrochemicals industries, as well as for ventilation in mines, mass transit (subways, tunnels, stations) and sewage treatment (for aeration).

Our Industrial Blower Products

Our primary blower products are:

Axial fans. These consist of a bladed impeller (fan) in an elongated cylindrical casing and are primarily used to provide high-volume, low-pressure air for larger power stations of 200 to 1,000 megawatts.

Centrifugal Blowers. These consist of a “squirrel cage” type impeller (or rotor) in a scroll- or spiral-shaped casing. Air is drawn into the center of the squirrel cage through a hole in the side of the casing and is thrown out at a right angle by the rotational force. These blowers provide lower volumes of air, but at higher pressures, and are used in medium-sized power stations of 100 to 300 megawatts for blowing coal dust into furnaces. They are also used for aeration in sewage treatment plants.

When required for noise abatement purposes, we also manufacture silencers or “mufflers” fitted to the exhaust side of our centrifugal blowers. These silencers are very similar in form and function to the muffler on an automobile: the silencer interior is fitted with perforated metal trays stuffed with a sound absorbing material such as fiberglass.

We are one of the largest suppliers of industrial blowers in our market to the Chinese electrical power generation industry, which is growing rapidly. All of our products are custom-built for specific purchasers. The majority of our product revenue comes from competitive bidding.

The typical cost of a single blower is approximately $90,000 and will take three months to build, from design to finish. We are currently operating at about 65% of capacity and are producing approximately 200 blower/fan units per year.

The manufacture of these products combines both low-tech and high-tech processes. The low-tech process consists of the cutting and welding of the steel for both the rotors and the casings. The high-tech process consists of the product design, the “finish” manufacturing of the rotor shafts, and the balancing of the rotor assemblies.

We make extensive use of computer aided design (CAD) and computer aided engineering (CAE) in the design phase of our manufacturing process. In particular, CAE provides us with the ability to do finite element analysis of our rotor designs, while CAD allows us to do three dimensional modeling (to include molding coordinates for the fan/blower blades) and design of the inlet and outlet parameters. Our relationships with the Science and Technology University of Central China, Jiaotong University and the Acoustic Institute of the China Science Academy allow us to stay abreast of the latest developments in the fields of fluid dynamics, material sciences and acoustics.

We have the only acoustics lab in our industry in China, which we share with our university partners and which the China Fan Performance Test Center uses for all its work. Mr. Liu Shupeng, our Vice General Manager in blowers is also the deputy director general of the Fan Association of China, as well as the director of the Industry Standards Association.

Through the use of the above technologies, we are able to design fans/blowers of the highest efficiency providing precisely the volumes and pressures required.

Parts purchased from third parties consist mainly of the electric motor specified by the client (normally equal to about 20% of the build cost of the assembly), bearing castings and steel.

According to the China Blower Association, the Chinese market for industrial blowers of our type is estimated to be approximately $875 million in 2007 and is forecast to be approximately $1.875 billion in 2010. The industrial blower market is driven not only by new plant construction and the replacement market, but also by the new mandates for pollution control equipment in new plant construction, of which blowers are a critical part.

Turbines

Steam Turbines Generally

In a steam driven electrical power generation plant, blowers like those we manufacture feed fuel and air into a large furnace. The primary purpose of the furnace is to produce steam for the powering of steam driven turbines. A stream turbine takes the force of the steam and converts it into rotary motion, which is then used to drive machinery.

Steam turbines are normally categorized by their output in watts - kilowatts through megawatts. A small steam turbine of 750 kilowatts is capable of lighting 7,500 100-watt light bulbs. A large 500 megawatt turbine can light 5 million 100-watt light bulbs or supply the power for a medium-sized city.

Steam turbines are high-precision, high-tolerance pieces of machinery and in many respects are similar to a jet engine. Each is built-to-order according to the design specifications of the customer. In general, they are very large pieces of machinery with extremely heavy castings. In manufacture, like blowers, steam turbines require both low-tech and high-tech processes.

Water Turbines Generally

For those applications where the customer is close to a source of water power and does not need steam for other applications in its plant, a water turbine may be more economically attractive than a steam turbine. In this case, the cost of building a source of water pressure (typically a dam) and the viaduct to the water turbine must be weighed against the cost of building a steam plant. In general, water turbines have lower tolerances and are considered lower technology than steam turbines.

A water turbine operates very much like an enclosed water wheel - high velocity incoming water pushes against the turbine blades, forcing the turbine to rotate and provide power to the attached generator set.

As with a steam turbine, each is built-to-order according to the design specifications of the customer. The most important consideration in the design is the height of the water column above the turbine, which will determine how large the turbine must be and how fast it must turn to achieve the desired power output.

Our Turbine Products

We have not historically manufactured turbines. However, we have recently established a business (Wuhan Generating Equipment) that will begin manufacturing turbines in a newly constructed facility beginning in early 2007.

We intend to manufacture the following four types of steam turbines:

•	Regular steam turbines - these turbines are designed to make maximum use of the steam, with any waste steam vented into the atmosphere through cooling towers.

•	Co-generation turbines - these turbines are designed to provide for the use of “waste steam” by a co-located industrial plant (such as a paper or chemical plant).

•
“Heat-centric” turbines - these turbines are used by municipalities with a central steam system for home and factory use. The turbine is able to use this lower-pressure steam for incremental power output.

•
“Variable pressure output” turbines - these turbines have the ability to provide waste steam at two or more pressures. Fundamentally, they allow for tapping the steam at different pressure stages in the generator. These are for use primarily in industry.

Steam turbine production is characterized by low unit volume with high unit revenue and margins. While it is difficult to generalize, a 100 megawatt steam turbine would have a price of $7-8 million and take 8 to 10 months to build. We anticipate producing 300 megawatts of steam turbines in 2007.

Water turbines, on the other hand, bear a stronger resemblance (in manufacture) to our traditional industrial blowers. A water turbine resembles a blower operating in reverse, powered by water rather than air. Because of this similarity, we have begun production of water turbines in our existing facilities and we expect the first delivery during the first quarter of 2007.

A typical 10 megawatt water turbine costs approximately $600,000 and takes 4 to 6 months to construct. We anticipate producing 270 megawatts of water turbines in 2007.

The design and manufacturing of steam and water turbines require a high degree of engineering skill. We have a close relationship with Beijing 3-D, a high tech enterprise co-sponsored by the Chinese Academy of Sciences for the purpose of developing new designs and manufacturing technology for the power generation equipment manufacturing industry in China. Beijing 3-D has developed world-class 3-dimensional CAD tools for use in the design of steam and water turbines. We anticipate obtaining rights to this technology in exchange for payment of a sales royalty on turbines utilizing the technology, although no formal agreement is currently in place. We believe this technology will give us significant advantages in providing our customers with the highest quality turbines, tailored precisely to their needs. Through its use, we believe we will be able to:

•	increase steam generator thermal efficiency by approximately 5% to 7%;
•	reduce coal consumption by approximately 15 to 21g per KWH; and
•	increase megawatt output by approximately 10% per unit.

As a result, our turbines should be able to compete on an equal footing in the world market place. We will also be providing for China’s need for cleaner and more efficient electric power production.

Development of Our Steam and Water Turbine Business Opportunity

On January 9, 2007, Wuhan Blower completed its acquisition of Wuhan Generating Equipment. Until its acquisition, Wuhan Generating Equipment had been an affiliated company newly formed to manufacture turbines. In 2004, Siemens AG acquired the assets and business of the Wuhan Turbine Works (formerly owned by China Chang Jiang Energy Corporation) for steam turbines of 300+ megawatts. Wuhan Generating Equipment then acquired the technology necessary to manufacture steam turbines of up to 300 megawatts and water turbines of up to 200 megawatts. In addition, Wuhan Generating Equipment has arranged to employ a number of the management team members of Wuhan Turbine Works, which provides us with decades of industry and technical experience.

We intend to utilize a management strategy for Wuhan Generating Equipment that is similar to the one we used for Wuhan Blower during its first two years: management and employee restructuring, movement to a new facility (on our existing premises) and an intense focus on research and development.

We have already begun construction of the new turbine manufacturing facility in Wuhan adjacent to our current manufacturing facilities. Wuhan Generating Equipment’s manufacturing facility is scheduled for completion in the second quarter of 2007. However, by utilizing outsourcing and our existing blower manufacturing equipment, we have committed to deliver our first water turbine during the first quarter of 2007.

The launch of the turbine business puts us on a high-margin, high unit revenue business path, offering us exceptional growth opportunities by participating in China’s dynamic growth in electrical generating capacity requirements.

We are spending approximately $22.5 million on the new turbine plant and related equipment, most of which funding was derived from the net proceeds of our recent private placement. The new workshop is planned to be 23,000 square meters with a hoist crane capacity of 160 tons. We intend to purchase and install large, high-precision equipment such as a 6.3 meter vertical boring lathe, a 12 meter precision horizontal lathe, two numerically controlled boring and milling machines, and a large dynamic-balance machine with a high-precision and numerically controlled machining center.

In starting our turbine enterprise we have a seasoned, tested management team, the availability of cutting-edge design and manufacturing technology and a brand-new fabrication facility. With these, we believe we have assembled the pieces to create the predominant steam and water turbine manufacturer in China.

Our Market

The market for blowers, steam turbines and water turbines in China is directly driven by the growth in the country’s overall demand for electricity and the now-mandated requirement for electrical generating equipment that is both more fuel efficient and less polluting.

We believe China currently has the second greatest amount of installed electricity capacity of any nation, accounting for about approximately 9.8% of the world’s total installed generating capacity and trailing only the United States. It is estimated that China is building the equivalent of Canada’s entire electricity generating system approximately every five years.

The Woodrow Wilson International Center for Scholars recently published “Energy in China Fact Sheet” notes the following:

•	China’s electricity demand outstrips supply in 24 of 30 provinces;
•	China is building a new 1,000 megawatt coal-fired power plant every week; and
•	Over the past two years, over two-thirds of the country has suffered from brownouts during the summer months.

To combat the shortfalls in electrical supply, the Chinese government made the increase in installed capacity a major part of the 10th (2005) and 11th (2010) Five Year Plans. Installed electrical capacity has more than doubled in the last 10 years and is expected to more than double again from year 2000 to 2010.

China’s electrical capacity is installed not only in centralized major power production plants, but also often on the premises of major industrial facilities. The on-site production of power allows a company to avoid brownouts or complete loss of service. In this manner, many companies have insulated themselves from the short-fall in overall capacity.

Our Customers

In our blower manufacturing business (we have only recently entered the turbine manufacturing business), we currently have a broad base of over 300 customers. Except for Mitsubishi as previously noted, no customer represents over 5% of our sales.

Raw Materials and Supplies

The principal raw materials used in the manufacture of our products are rolled steel and iron. We believe these materials are widely available from multiple sources, though we primarily obtain them from three suppliers: Wuhan Iron and Steel Group, Baoshan Iron & Steel Co. and Jinan Iron & Steel Co.

Research and Development

We believe that our research and development facilities are among the most advanced in the industry. Our R&D department operates out of a new facility at our Wuhan campus. Our relationships with the Science and Technology University of Central China, Jiaotong University and the Acoustic Institute of China Science Academy allow us to stay abreast of the latest developments in the fields of fluid dynamics, material sciences and acoustics. We have the only acoustics lab in our industry in China, which we share with our university partners and which the China Fan Performance Test Center uses for all of its work. During 2005, R&D expense was approximately 2% of sales and we expect R&D expense to be approximately 5% of 2006 sales. We are able to pass these costs through to the customer through the sales price of our products.

Our Competition

We believe that there are currently approximately 500 blower/fan manufactures in China, but that most of these are small and do not have the R&D and manufacturing resources of the Company. We compete mainly with five large scale manufacturers, each of which is roughly the same size as the Company. We believe there are approximately five significant manufacturers of steam and water turbines with whom we compete. In both our blower and turbine businesses, we compete primarily on the basis of reputation, price, quality, engineering, timeliness and post-purchase services.

Regulation

We do not face any significant government regulation of our business or in connection with the production of our products. We do not require any special government permits to produce our products other than those permits that are required of all corporations in China.

Our Employees

As of December 31, 2006, we employed approximately 450 full-time employees.

Wuhan Blower has, and WGE will have, a trade union that protects employees’ rights, aims to assist in the fulfillment of our economic objectives, encourages employee participation in management decisions and assists in mediating disputes between us and union members. We believe that we maintain a satisfactory working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

As required by applicable Chinese law, we have entered into employment contracts with all of our officers, managers and employees.

Our employees in the PRC participate in a state pension scheme organized by Chinese municipal and provincial governments. In addition, as required by PRC law, we provide employees in the PRC with various types of social insurance, including medical insurance, unemployment insurance and occupational injury insurance.

Our Facilities

All land in China is owned by the State. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of up to 50 years. This period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

Wuhan Blower is located in the Eastlake New Technology Development Zone in the southernmost part of Wuhan city, Hubei Province, People’s Republic of China, where we have easy access to the railroad, waterways and roads necessary for the transportation of our products and where we operate in a brand new facility in a campus-like setting. We occupy a land area of approximately 130,000 square meters with 60,000 square meters of administration and factory space, and are building another 23,000 square meters of factory space in 2007 for our new turbine operations

We have sales offices in the following cities:

•	Xi’an;
•	Guangzhou;
•	Shanghai;
•	Beijing;
•	Chongqing; and
•	Nanjing.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Risk Factors

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this Current Report on Form 8-K. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. The trading price of our shares could decline due to any of these risks, and an investor may lose all or part of his or her investment. Some of these factors have affected our financial condition and operating results in the past or are currently affecting the Company. This Current Report on Form 8-K also contains forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks faced by the Company described below and elsewhere in this Current Report on Form 8-K.

Risks Related to Our Business

Our steam and water turbine business is a critical component of our growth and overall business strategy, yet we have little experience manufacturing turbines.

In late 2005, we reached an understanding with many of the former management members of Wuhan Steam Turbine, a business formerly owned by China Chang Jiang Energy Corporation, whereby we would establish a new business utilizing their management and technology to manufacture small to mid-size steam and water turbines. In March 2006, we broke ground on a new turbine manufacturing facility, which we expect to be completed in the second quarter of 2007. We plan to commence manufacturing steam and water turbines from this facility at such time. We anticipate that the manufacture of turbines will become a critical component of our business. However, we have little experience manufacturing turbines.

Because we have had a limited operating history in the turbine manufacturing business, it is difficult to accurately forecast our future revenues and expenses related that this segment. Additionally, our turbine operations will continue to be subject to risks inherent in the establishment of a new business, including, among other things, efficiently deploying our capital, developing our product and service offerings, developing and implementing our marketing campaigns and strategies and developing awareness and acceptance of our products. Our ability to generate future revenues from these operations will be dependent on a number of factors, many of which are beyond our control. To be successful, we must, among other things, complete the construction of our new manufacturing facility, integrate the former managers of Wuhan Steam Turbine and establish market recognition in this business. This will require us to expend significant resources, including capital and management time and there can be no assurance that this aspect of our business will be successful.

Wuhan Blower was privatized in 2004, so it has a limited history of operations as a non-state-owned enterprise. We may not realize the benefits of privatization as quickly as we anticipate or at the level that we expect.

Wuhan Blower was originally founded in 1958 as the Wuhan Blower Company. In 2004, Mr. Xu Jie purchased the company and implemented steps to transform it from a traditional Chinese SOE into a modern, efficient company. Thus, we only have a very limited history of operations as a non-state-owned enterprise. We cannot assure you that we will be successful in achieving the benefits we expect from our privatization, such as increased management flexibility in implementing measures to improve our cost structure, the efficient operation of our business and the expansion into new businesses in a timely manner or at all. Factors that may cause the actual benefits we may derive from privatization to deviate from our expectations include:

•	Inexperience of management in transforming and then operating a non-state-owned enterprise;

•	Unanticipated adverse developments in our attempt to achieve efficient management of our workforce and operation of our business;

•	changes in regulations affecting us following our privatization; and

•	the speed with which we are able to implement more efficient management systems, and the resulting levels of cost savings.

We rely on third-party relationships to augment our research and development capabilities. If we fail to establish new, or maintain existing collaborative arrangements, or if our partners do not perform, we may be unable to research and develop new products and make technological advancements.

Although we maintain our own research and development facilities, we also rely on collaborative arrangements with third-parties to research and develop new products and make technological advancements. For example, we have relationships with the Science and Technology University of Central China, Jiaotong University and the Acoustic Institute of the China Science Academy that allow us to stay abreast of the latest developments in the fields of fluid dynamics, material sciences and acoustics. In addition, we license technological information, and receive related technical assistance, from Mitsubishi Heavy Industries, Ltd. in connection with the majority of axial flow fans that we produce. If we fail to retain our rights under the license agreement, we would not be able to produce axial flow fans using the technical information provide by Mitsubishi. Additional collaborations may be necessary in the future. If we fail to enter into additional collaborative arrangements or fail to maintain our existing collaborative arrangements, we may not be able to compete successfully with other companies that achieve technological advancements.

Our dependence on collaborative arrangements with third-parties will subject us to a number of risks, including, among others:

•	collaborative arrangements may not be on terms favorable to us;

•	disagreements with partners may result in delays in research and development, termination of our collaboration agreements or time consuming and expensive legal action;

•
we cannot control the amount and timing of resources that our partners devote to our research and development and our partners may not allocate sufficient funds or resources to our projects, or may not perform their obligations as expected;

•	partners may choose to research and develop, independently or with other companies, alternative products or technological advancements, including products or advancements that would compete with ours;

•	agreements with partners may expire or be terminated without renewal, or partners may breach collaboration agreements with us;

•	business combinations or significant changes in a partner’s business strategy might adversely affect that partner’s willingness or ability to complete its obligations to us; and

•	the terms and conditions of the relevant agreements may no longer be suitable.

The occurrence of any of these or similar events could adversely affect our research and development capabilities.

We have limited business insurance coverage.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. As a result, we do not have any business liability insurance coverage for our operations. If we incur any losses, we will have to bear those losses without any assistance. As a result, we may not have sufficient capital to cover material damage to, or the loss of, our manufacturing facilities due to fire, severe weather, flood or other causes, and such damage or loss would have a material adverse effect on our financial condition, business and prospects.

Our results could be adversely impacted by product quality and performance.

We manufacture or install products based on specific requirements of each of our customers. We believe that future orders of our products or services will depend on our ability to maintain the performance, reliability and quality standards required by our customers. If our products or services have performance, reliability or quality problems, we may experience delays in the collection of accounts receivables, higher manufacturing or installation costs, additional warranty and service expense, and reduced, cancelled or discontinued orders. Additionally, performance, reliability or quality claims from our customers, with or without merit, could result in costly and time-consuming litigation that could require significant time and attention of management and involve significant monetary damages.

Continued price volatility and supply constraints in the steel and iron markets could prevent us from meeting delivery schedules to our customers or reduce our profit margins.

Our business is dependent on the prices and supply of steel and iron, which are the principal raw materials used in our products. The steel and iron industries are highly cyclical in nature, and steel and iron prices have been volatile in recent years and may remain volatile in the future. Steel and iron prices are influenced by numerous factors beyond our control, including general economic conditions, competition, labor costs, production costs, import duties and other trade restrictions. In the past there have been unusually rapid and significant increases in steel and iron prices and severe shortages in the steel and iron industries due in part to increased demand from China’s expanding economy and high energy prices. We do not have any long-term contracts for the purchase of steel and iron and normally do not maintain inventories of steel and iron in excess of our current production requirements. We can give you no assurance that steel and iron will remain available to us at competitive prices or that prices will not continue to be volatile. If the available supply of steel and iron declines, we could experience price increases that we are not able to pass on to our customers, a deterioration of service from our suppliers or interruptions or delays that may cause us not to meet delivery schedules to our customers. Any of these problems could adversely affect our results of operations and financial condition.

Expansion of our business may strain our management and operational infrastructure and impede our ability to meet any increased demand for our products.

Our business plan is to significantly grow our operations by meeting the anticipated growth in demand for existing products, and by introducing new product offerings. Our planned growth includes the start-up and development of a turbine manufacturing business. Growth in our business may place a significant strain on our personnel, management, financial systems and other resources. Our business growth also presents numerous risks and challenges, including:

•	our ability to successfully and rapidly expand sales to potential customers in response to potentially increasing demand;

•	the costs associated with such growth, which are difficult to quantify, but could be significant; and

•	rapid technological change.

To accommodate this growth and compete effectively, we may need to obtain additional funding to improve and expand our manufacturing facilities, information systems, procedures and controls and to expand, train, motivate and manage existing and additional employees. Funding may not be available in a sufficient amount or on favorable terms, if at all. If we are not able to manage these activities and implement these strategies successfully to expand to meet any increased demand, our operating results could suffer.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including in particular Xu Jie, our sole director, Chief Executive Officer and President. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations. If we lose a key employee, if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the manufacturing, technical, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

We do not have any independent directors and there is no assurance that any independent directors will be appointed or what their qualifications may be if they are appointed.

We currently have only one director, Xu Jie, who is also our President and CEO and, through a personal holding company, our controlling shareholder. We do not have any independent directors at this time. We plan to appoint independent directors before our common stock is listed on a national securities exchange, but we may not be able to identify independent directors qualified or willing to serve on our board.

We are a holding company and rely on the receipt of dividends from our operating subsidiaries. We may encounter limitations on the ability of our subsidiaries to pay dividends to us.

As a holding company, we have no direct business operations other than the ownership of our operating subsidiaries. Our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

The ability of our Chinese operating subsidiaries to pay dividends may be restricted due to their corporate structure.

All of our operations are conducted in China and substantially all of our revenues are generated in China. We are required to establish reserve funds and staff and workers’ bonus and welfare funds, each of which is appropriated from net profit after taxation but before dividend distributions in accordance with Chinese law. We are required to allocate at least 10% of our net profits to the reserve fund until the balance of this fund has reached 50% of our registered capital.

In addition, the profit available for distribution from our Chinese operating subsidiaries is determined in accordance with generally accepted accounting principles in China. This calculation may differ from the one performed under generally accepted accounting principles in the United States, or GAAP. As a result, we may not receive sufficient distributions from our Chinese subsidiaries to enable us to make dividend distributions to our stockholders in the future and limitations on distributions of the profits of our Chinese operating subsidiaries could negatively affect our financial condition and assets, even if our GAAP financial statements indicate that our operations have been profitable.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

We enjoy certain preferential tax concessions and loss of these preferential tax concessions would cause our tax liabilities to increase and our profitability to decline.

The applicable corporation income tax rate in the PRC is 33%. However, since we qualify as a high-technology enterprise under applicable regulations, we currently receive preferential tax treatment. We were granted a two-year exemption from income tax that will expire in November 2007. For the three years after the expiration of our tax exemption, we will pay income tax at the rate of 7.5%. After November 2010, we will be subject to an income tax rate of 15% for as long as we continue to qualify for such treatment as a high-technology enterprise. There can be no assurance that we will continue to qualify for the preferential tax treatment. If we do not continue to receive our tax exemption or do not receive the reduced income tax rates thereafter, our tax liabilities will increase and our profits will decline accordingly.

Our quarterly and annual revenues and operating results are volatile and difficult to predict.

Our quarterly and annual revenues and operating results may vary depending on a number of factors, including, but not limited to: fluctuating customer demand, delay or timing of shipments, construction delays, changes in product mix or market acceptance of new products; manufacturing or operational difficulties that may arise due to quality control, capacity utilization of our production equipment or staffing requirements; and competition, including the introduction of new products by competitors, adoption of competitive technologies by our customers and competitive pressures on prices of our products and services. Our failure to meet quarterly or annual revenue and operating result expectations would likely adversely affect the market price of our common stock.

Risks Related to Doing Business in China

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Changes or events that could possibly occur, among others, are:

•	level of government involvement in the economy;

•	control of foreign exchange;

•	methods of allocating resources;

•	balance of payments position;

•	international trade restrictions; and

•	international conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Our business is subject to the uncertain legal environment in China.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could harm our operations.

A renewed outbreak of SARS or another widespread public health problem in China could have a negative effect on our operations.

Our operations may be impacted by a number of health-related factors, including the following:

•	quarantines or closures of some of our offices which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could damage our operations.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in Renminbi and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition and the value of our shares.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position, the business of the company, and the price of our common stock may be harmed. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. dollar has remained stable and has appreciated slightly against the U.S. dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the dollar. Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the dollar.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. During the past decade, the rate of inflation in China has been as high as approximately 20% and China has experienced deflation as low as approximately minus 2%. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In April 2006, the People’s Bank of China raised the interest rate again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued a Notice on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and in Return Investment via Overseas Special Purpose Companies. In accordance with the notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents has been confirmed by a Foreign Investment Enterprise Certificate prior to the promulgation of the January notice, the PRC residents must each submit a registration form to the local provincial SAFE branch with respect to their establishment of an offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transaction or use of assets in China to guarantee offshore obligations. The notice also provides that failure to comply with the registration procedures set forth therein may result in restrictions on our PRC resident stockholders and subsidiaries. Pending the promulgation of detailed implementation rules, the relevant government authorities are reluctant to commence processing any registration or application for approval required under the SAFE notices.

In addition, on August 8, 2006, the Ministry of Commerce (“MOFCOM”), joined by the State-Owned Assets Supervision and Administration Commission of the State Council, State Administration of Taxation, State Administration for Industry and Commerce, China Securities Regulatory Commission and SAFE, amended and released the Provisions for Foreign Investors to Merge and Acquire Domestic Enterprises, new foreign-investment rules which took effect September 8, 2006, superseding much, but not all, of the guidance in the prior SAFE circulars. These new rules significantly revise China’s regulatory framework governing onshore-offshore restructurings and how foreign investors can acquire domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

These new rules may significantly affect the means by which onshore-offshore restructurings are undertaken in China in connection with offshore private equity and venture capital financings, mergers and acquisitions. It is expected that such transactional activity in China in the near future will require significant case-by-case guidance from MOFCOM and other government authorities as appropriate. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure its domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of the SAFE notices and new rules. Our business operations or future strategy could be adversely affected by the SAFE notices and the new rules.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls. Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC, particularly in our industry since it deals with contracts from the Chinese Government, and our executive officers and employees have not been subject to the United States Foreign Corrupt Practices Act prior to the completion of the Share Exchange. We can make no assurance that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and computer, financial and other control systems. As a result, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet standards required of U.S. public companies. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

Our business may be adversely affected as a result of China’s entry into the World Trade Organization (“WTO”) because the preferential tax treatments available to us may be discontinued and foreign manufacturers may compete with us in the PRC.

The PRC became a member of the WTO on December 11, 2001. The current tax benefits that we enjoy may be discontinued. In such circumstances, our profitability may be adversely affected. In addition, we may face additional competition from foreign manufacturers if they set up their production facilities in the PRC or form Sino-foreign joint ventures with our competitors in the PRC. In the event that we fail to maintain our competitiveness against these competitors, our profitability may be adversely affected.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations are conducted in China. Moreover, all of our directors and officers are currently nationals and residents of China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or our officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

Risks Related to the Market for Our Stock and Our Capital Structure

There is only a limited trading market for our common stock currently, and there is no assurance that a more robust, established public trading market will develop. The failure of a more established trading market to develop may adversely affect the ability of our investors to sell their shares in the public market.

Our common stock is not currently listed for trading on any national securities exchange. The OTC Bulletin Board does provide quotations of trades of our shares, but relatively few shares are traded. We intend to apply for the listing of our common stock on an exchange, such as the Nasdaq Stock Market or the New York or American Stock Exchange, as soon as we are able to meet initial listing requirements. There is no guarantee as to whether or when we will satisfy such listing requirements or that any exchange will permit our shares to be listed and traded.

The NASD has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. We are not currently required to file reports with the SEC because our shares are not currently registered under the Securities Exchange Act of 1934. However, we voluntarily file such reports. If we cease filing such reports, the OTC Bulletin Board would no longer provide quotations for our shares. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the Nasdaq Stock Market or the American or New York Stock Exchanges. Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the stock exchanges. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to sell their securities at or near their original offering price or at any price.

Shares eligible for future sale may adversely affect the market price of our common stock, as the potential future sales of a substantial amount of stock in the public marketplace could reduce the price of our common stock.

We have agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares underlying our Series A Convertible Preferred Stock and stock purchase warrants issued in the private placement transaction that was consummated immediately following the Share Exchange transaction on February 7, 2007. Such registration statement will cover approximately 32,500,000 shares. We currently have 19,712,446 shares of common stock outstanding. The registration statement must be filed within 30 days of the closing of the Share Exchange. All of the shares included in the registration statement as described above may be freely sold and transferred once the SEC declares the registration statement effective.

Additionally, beginning one year following the Share Exchange, our controlling stockholder may be eligible to sell shares of our common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. Such stockholder owns 17,912,446 shares of our common stock. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of shares which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. As of the closing of the Share Exchange, 1% of our issued and outstanding shares of common stock was approximately 200,000 shares. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

We may not be able to achieve the benefits we expect to result from the Share Exchange.

We may not realize the benefits that we hoped to derive as a result of the Share Exchange, which includes:

•	access to the capital markets of the United States;

•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that are publicly traded;

•	the ability to use registered securities to make acquisition of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized in respect to our new business operations. In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from operational issues, which could materially and adversely affect our operating results or stock price in the future.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and pose challenges for our new management team.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our new management team, which has no experience operating a U.S. public company, will need to invest significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased administration and general expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountants. The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC. Accordingly, we believe that the annual assessment of our internal controls requirement will first apply to our annual report for the 2007 fiscal year and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2008 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

We are subject to penny stock regulations and restrictions.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. No assurance can be given that we will qualify for an exemption from such rules. As a “penny stock,” our common stock may become subject to Rule 15g-9 under the Exchange Act of 1934, or the “Penny Stock Rule.” This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our shares and may affect the ability of purchasers to sell any of our shares in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Our principal stockholder has the ability to control our operations, including the election of our directors.

Fame Good International Limited, a holding company controlled by our President and Chief Executive Officer, Xu Jie, is the owner of approximately 91% of our outstanding voting securities (excluding shares of our Series A Convertible Preferred Stock which, until converted into common stock, only vote as a class on certain matters affecting such preferred stock). As a result, Mr. Xu possesses significant influence, giving him the ability, among other things, to elect each member of our Board of Directors and to authorize or prevent proposed significant corporate transactions. His ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer. Mr. Xu’s interests may differ from the interest of our other stockholders.

Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change- in-control.

Our Articles of Incorporation authorizes the Board of Directors to issue up to 50,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent the stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

Cautionary Statement Regarding Forward-Looking Statements

The information contained in this report, including in the documents incorporated by reference into this report, includes some statements that are not purely historical fact and that are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, growth of our blower business and establishment of our turbine business. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “projects,” “should,” and similar expressions, or the negatives of such terms, identify forward-looking statements.

The forward-looking statements contained in this report are based on our current expectations and beliefs concerning future developments. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	vulnerability of our business to general economic downturn;

•	changes in the laws of the PRC that affect our operations;

•	our failure to meet or timely meet contractual performance standards and schedules;

•	our dependence on the steel and iron markets;

•	exposure to product liability and defect claims;

•	our ability to obtain all necessary government certifications and/or licenses to conduct our business;

•	the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

•	the other factors referenced in this report, including, without limitation, under the section entitled “Risk Factors.”

These risks and uncertainties, along with others, are also described above under the heading “Risk Factors.” We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

As a result of the share exchange or “reverse acquisition” transaction consummated on February 7, 2007, United National Film Corporation (soon to be renamed Wuhan General Group (China), Inc.) (the “Company”) became a holding company conducting operations through two indirect operating subsidiaries: Wuhan Blower Co., Ltd. (“Wuhan Blower”) and Wuhan Generating Equipment Co., Ltd. (“Wuhan Generating Equipment”), each a company operating in China. A wholly owned subsidiary of the Company (currently named Universe Faith Group Limited but soon to be renamed Wuhan Blower and Generating Equipment Group, Ltd.) owns 100% of the capital stock of Wuhan Blower, which in turn owns 100% of the capital stock of Wuhan Generating Equipment. Following the corporate name changes expected to be completed in February 2007, our corporate structure is as follows:

The information and data contained in this Management’s Discussion and Analysis of Financial Condition and Results of Operations reflect the operating results and financial condition solely of Wuhan Blower for the years ended December 31, 2005 and 2004 and the nine months ended September 30, 2006 and 2005 (UNFC had only de minimis operations and Wuhan Generating Equipment did not have any operations during these periods).

Nine Months Ended September 30, 2006 Compared to Nine Months Ended September 30, 2005

Sales. Sales increased $5.70 million, or 96.37% to $11.61 million for the nine months ended September 30, 2006 from $5.91 million for the same period in 2005. This increase was mainly attributable to the increased market demand for our products due to growth in the number of steel factories and power plants which require industrial blowers, as well as heightened environmental standards in China which require existing factories and plants to install blower technology.

Cost of Sales. Our cost of sales increased $2.53 million, or 62.78%, to $6.56 million for the nine months ended September 30, 2006 from $4.03 million during the same period in 2005. This increase was due to the increase in sales. As a percentage of sales, the cost of sales was 56.48% during the nine months ended September 30, 2006 compared to 68.10% in the same period of 2005. This increase was primarily attributable to increased spending on research and development, marketing costs, creation of a company website, and expenses related to sales of ancillary services and products.

Gross Profit. Our gross profit increased $3.17 million to $5.05 million for the nine months ended September 30, 2006 from $1.89 million for the same period in 2005. Gross profit as a percentage of sales was 43.52% for the nine-month period ended September 30, 2006 compared to 31.90% during the same period in 2005.

Selling Expenses. Our selling expenses increased $180,270, or 42.02%, to 609,182 for the nine months ended September 30, 2006 from $428,912 for the same period in 2005. As a percentage of sales, selling expenses were 5.25% for the nine months ended September 30, 2006 compared to 7.25% for the same period in 2005. This decrease as a percentage of sales was primarily attributable to the more efficient use of employee staff, including a reduction of the work force and refined utilization of retained employees.

Administration and General Expenses. Our administration and general expenses increased $461,481, or 63.80%, to $1.18 million for the nine months ended September 30, 2006 from $723,287 for the same period in 2005. As a percentage of sales, administration and general expenses were 10.20% for the nine months ended September 30, 2006 compared to 12.23% for the same period in 2005. This decrease as a percentage of sales was primarily attributable to more efficient controls of our administration and general expenses, as well as increased economies of scale stemming from our increased sales.

Interest Expense. Our interest expense increased $139,844, or 56.12%, to $389,029 for the nine months ended September 30, 2006 from $249,185 for the same period in 2005. As a percentage of sales, interest expense was 3.35% for the nine months ended September 30, 2006 compared to 4.21% for the same period in 2005. The dollar increase was primarily attributable to two loans with interest rates of 5.859% per annum. The two loans have an aggregate amount outstanding of $5,999,907 at September 30, 2006.

Operating Income. Our operating income increased $2.39 million to $2.87 million for the nine months ended September 30, 2006 from $485,200 for the same period in 2005. As a percentage of sales, operating income was 24.72% for the nine months ended September 30, 2006 compared to 8.2% for the same period in 2005. This increase was due primarily to the large increase in sales.

Other Income. Our other income decreased $524,223, or 94.39%, to $31,167 for the nine months ended September 30, 2006 from $555,390 for the same period in 2005. As a percentage of sales, other income was 0.27% for the nine months ended September 30, 2006 compared to 9.39% for the same period in 2005. This decrease was primarily attributable to decreased sales of spare parts, partially offset by a tax rebate during the nine month period ended September 30, 2006.

Income Taxes. Due to a tax exemption, we were not subject to income tax during the nine months ended September 30, 2006 or during the same period in 2005.

Net Income. Net income increased $1.86 million, or 179.08%, to $2.90 million during the nine months ended September 30, 2006 from $1.04 million during the same period in 2005, as a result of the factors described above.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Sales. Sales increased $7.43 million, or 185.48% to $11.44 million in 2005 from $4.01 million in 2004. This increase was mainly attributable to the increased market demand for our products due to growth in the number of steel factories and power plants which require industrial blowers.

Cost of Sales. Our cost of sales increased $4.81 million, or 195.15%, to $7.28 million in 2005 from $2.47 million in 2004. This increase was due to the increase in sales. As a percentage of sales, the cost of sales was 63.59% in 2005 compared to 61.51% in 2004. This increase was primarily attributable to increased spending on research and development, marketing costs, creation of a company website, and expenses related to sales of ancillary services and products.

Gross Profit. Our gross profit increased $2.62 million to $4.17 million in 2005 from $1.54 million in 2004. Gross profit as a percentage of sales was 36.41% in 2005 compared to 38.49% in 2004.

Selling Expenses. Our selling expenses increased $178,763, or 33.59%, to $710,973 in 2005 compared to $532,210 in 2004. As a percentage of sales, selling expenses were 6.21% in 2005 compared to 13.28% in 2004. This decrease as a percentage of sales was primarily attributable to the decrease in salary and employment expenses following the privatization of the company.

Administration and General Expenses. Our administration and general expenses increased $282,428, or 36.28%, to $1.06 million in 2005 from $778,417 in 2004. As a percentage of sales, administration and general expenses were 9.27% in 2005 compared to 19.42% in 2004. This decrease as a percentage of sales was primarily attributable to more efficient control of our administration and general expenses, following the privatization of the company.

Interest Expense. Our interest expense increased $219,977, or 595.19%, to $256,936 in 2005 from $36,959 in 2004. As a percentage of sales, interest expense was 2.25% in 2005 compared to 0.92% in 2004. This increase is attributable to four new loans taken by the Company, two of which have interests rates of 5.859% per annum and two of which have interest rates of 6.138% per annum. The aggregate amount outstanding on these loans amounts was $9,494,141 at December 31, 2005.

Operating Income. Our operating income increased $1.94 million to $2.14 million in 2005 from $195,020 in 2004. As a percentage of sales, operating income was 18.67% in 2005 compared to 4.87% in 2004. This increase was primarily attributable to increased sales, the increased efficiency that has come with privatization, as well as a 2004 company restructuring that hampered productivity during 2004.

Other Income. Our other income increased $182,972 to $237,099 in 2005 from $54,127 in 2004. As a percentage of sales, other income was 2.07% in 2005 compared to 1.35% in 2004. This increase was primarily attributable to a significant increase in the sales of spare parts in 2005, as well as a tax refund of $72,910 and sundry income of 27,896.

Income Taxes. Due to a tax exemption, we were not subject to income tax in 2005 or 2004.

Net Income. Net income increased $2.12 million, or 854.80%, to $2.37 million in 2005 from $248,405 in 2004, as a result of the factors described above.

Liquidity and Capital Resources

As of September 30, 2006 and December 31, 2005, we had cash and cash equivalents (including restricted cash) of $2.32 million and $1.56 million, respectively.

As of December 1, 2006, we had loans from various banks totaling approximately $13,225,806 (based on a current exchange rate of 7.75 RMB per 1 U.S. dollar). Information regarding these loans is set forth below in US $.

Bank	Amount	Interest Rate	Maturity
CITIC Bank (Wuhan Branch)	$2,451,612	6.732%	10/13/07
Bank of Communications	$4,774,192	6.615%	4/11/07
Bank of Communications	$1,354,838	6.615%	4/11/07
Shanghai Pudong Development Bank	$2,064,516	6.026%	10/18/07
Agricultural Bank of China	$1,290,323	6.732%	10/30/07
Agricultural Bank of China	$1,290,323	6.732%	10/31/07
Total	$13,225,806

We plan to either repay this debt as it matures or refinance this debt with other debt.

On February 7, 2007, immediately following the consummation of the Share Exchange, we completed a private placement of Series A Convertible Preferred Stock and warrants to accredited investors. As a result of this private placement, we received $23,970,000 million in gross proceeds. After the deduction of sales commissions and offering expenses, we received approximately $20.8 million in net proceeds.

We anticipate significant capital expenditure requirements over the next year. Specifically, we expect to spend approximately $22.5 million on the construction of and equipment for our turbine manufacturing facility. These capital expenditures will be funded principally from the net proceeds of our February 2007 private placement.

We expect our liquidity to increase over the next 12 months due to anticipated increased sales of our blower products and the commencement of sales of our turbine products, once that manufacturing facility comes online, combined with anticipated increased demand for both products.

We believe that our currently available working capital, after receiving the aggregate proceeds of the capital raising activities referred to above, should be adequate to sustain our operations at our current levels through at least the next 12 months.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

Method of Accounting: We maintain our general ledger and journals with the accrual method of accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies that we have adopted conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

Consolidation: The interim consolidated financial statements include the accounts of UFG and its subsidiaries, Wuhan Blower Co., Ltd. and Wuhan Generating Equipment Co., Ltd. Inter-company transactions, such as sales, cost of sales, due to/due from balances, investment in subsidiaries, and subsidiaries’ capitalization have been eliminated.

Economic and Political Risks: Our operations are conducted in the PRC. Accordingly, our business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

Use of Estimates: In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting years. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of property, plant and equipment. Actual results could differ from those estimates.

Cash and Cash Equivalents: We consider all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents. We maintain bank accounts only in the PRC. We have historically not maintained any bank accounts in the United States of America.

Accounts Receivable-Trade: Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

Inventory: Inventory, consisting of raw materials, work in progress, and finished products, is stated at the lower of cost or market value. Finished products are comprised of direct materials, direct labor and an appropriate proportion of overhead.

Property, Plant, and Equipment: Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method with 5% salvage value. Estimated useful lives of the property, plant and equipment are as follows:

Buildings	30 years
Machinery and Equipment	10 years
Furniture and Fixtures	5 years
Motor Vehicles	5 years

Intangible Assets: Intangible assets are stated at cost less accumulated amortization. Amortization is provided over the respective useful lives, using the straight-line method. Estimated useful lives of intangibles are as follows:

Technical License	10 years
Goodwill	20 years
Land use rights	50 years

Accounting for Impairment of Long-Lived Assets: We adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. We periodically evaluate the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, we believe that, as of September 30, 2006, there were no significant impairments of its long-lived assets.

Revenue Recognition: Revenue from the sale of our products is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed.

Research and Development: All research and development costs are expensed as incurred.

Foreign Currency Translation: We maintain our financial statements in the functional currency. Our functional currency is the Renminbi (RMB). Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

Exchange Rates	Nine Months Ended September 30, 2006	Year Ended 2005	Year Ended 2004
Year or period end RMB: US$ exchange rate	7.91679	8.0734	8.2865
Average RMB during such year or period: US$ exchange rate	8.01830	8.20329	8.28723

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

Income Taxes: We account for income tax using an asset and liability approach and allow for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before we are able to realize their benefits, or that future realization is uncertain.

We are operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate generally is 33%. However, the Company qualifies as a high technology company under applicable regulations, and in accordance with the relevant regulations regarding the favorable tax treatment for high technology companies, the Company was granted a two-year tax exemption that will expire in November 2007. For the three years after the expiration of our tax exemption, we will pay income tax at the rate of 7.5%. Thereafter, the company will be subject to a 15% tax rate as long as the company is located and registered in the high and advance technology development zone.

Statutory Reserve: Statutory reserve refers to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and, are to be used to expand production or operations. PRC laws prescribe that an enterprise operating at a profit, must appropriate, on an annual basis, from its earnings, an amount to the statutory reserve to be used for future company development. Such an appropriation is made until the reserve reaches a maximum equalling 50% of the enterprise’s capital.

Other Comprehensive Income: Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Our current component of other comprehensive income is the foreign currency translation adjustment.

Recent Accounting Pronouncements:

In May 2005, the FASB issued a SFAS 154, “Accounting Changes and Error Corrections” to replace APB Opinion No. 20, “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements” requiring retrospective application to prior periods financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. The effective date for this statement is for accounting changes and corrections of errors made in fiscal year beginning after December 15, 2005.

In February 2006, the FASB issued a SFAS 155, “Accounting for Certain Hybrid Financial Instruments” to amend FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.

We do not anticipate that the adoption of these two standards will have a material impact on our financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance arrangements.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock on February 7, 2007 by each person known by us to be the beneficial owner of more than 5% of our common stock, each of our directors, and our executive officers and directors as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.

Name of Beneficial Owner	Common Stock Beneficially Owned (1)	Percentage of Common Stock Owned (1)(8)
Xu Jie	17,912,446 (2)	90.9%
Vision Opportunity Master Fund Ltd.	10,213,734 (3)	34.8%
Blue Ridge Investments, L.L.C.	6,866,954 (4)(8)	25.8%
Old Lane LP	6,599,142 (5)(8)	25.1%
QVT Financial, LP	4,120,172 (6)(8)	17.3%
TCW Americas Development Association LP	2,746,780 (7)(8)	12.2%
Directors and Executive Officers as a group (5 persons)	17,912,446 (2)	90.9%
_____________
(1) Applicable percentage ownership is based on 19,712,446 shares of common stock outstanding as of February 7, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently issuable upon conversion or exercisable within 60 days of February 7, 2007 are deemed to be beneficially owned by the person holding such convertible securities or warrants for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Xu Jie, our President and Chief Executive Officer, is also the President and Chief Executive Officer, as well as a director and the controlling stockholder, of Fame Good International Limited and as a result is deemed to be the beneficial owner of shares of the Company held by Fame Good. Mr. Xu does not own any shares of our common stock directly. Mr. Xu’s business address is Canglandao Science Park of Wuham, East Lake Hi-Tech Development Zone, Wuhan, Hubei 430200, People’s Republic of China.

(3) Includes 600,000 shares of common stock owned directly and 9,613,734 shares of common stock that are issuable as follows: 3,004,292 shares upon conversion of Series A Convertible Preferred Stock; 1,802,575 shares upon exercise of Series A Warrants; 1,802,575 shares upon the exercise of Series B Warrants; and 3,004,292 shares upon exercise of Series J Warrants. The address of Vision Opportunity Master Fund Ltd. is 20 West 5th Street, New York, New York 10019.

(4) The 6,866,954 shares of common stock are issuable as follows: 2,145,923 shares upon the conversion of Series A Convertible Preferred Stock; 1,287,554 shares upon the exercise of Series A Warrants; 1,287,554 shares upon the exercise of Series B Warrants; and 2,145,923 shares upon the exercise of Series J Warrants. The address of Blue Ridge Investments, L.L.C. is c/o Bank of America, 9 West 57th Street, New York, New York 10019.

(5) The 6,599,142 shares of common stock are issuable as follows: 2,062,232 shares upon the conversion of Series A Convertible Preferred Stock; 1,237,339 shares upon the exercise of Series A Warrants; 1,237,339 shares upon the exercise of Series B Warrants; and 2,062,232 shares upon the exercise of Series J Warrants. Old Lane LP is deemed to beneficially own these shares, although record ownership is in the name of three separate entities affiliated with Old Lane LP. The address of Old Lane LP is 500 Park Avenue, New York, New York 10036.

(6) The 4,120,172 shares of common stock are issuable as follows: 1,287,554 shares upon the conversion of Series A Convertible Preferred Stock; 772,532 shares upon the exercise of Series A Warrants; 772,532 shares upon the exercise of Series B Warrants; and 1,287,554 shares upon the exercise of Series J Warrants. The address of QVT Financial, LP is 1171 Avenue of the Americas, New York, New York 10036.

(7) The 2,746,780 shares of common stock are issuable as follows: 858,369 shares upon the conversion of Series A Convertible Preferred Stock; 515,021 shares upon the exercise of Series A Warrants; 515,021 shares upon the exercise of Series B Warrants; and 858,369 shares upon the exercise of Series J Warrants. The address of TCW Americas Development Association LP is 200 Park Avenue, New York, New York 10166.

(8) Unless otherwise indicated, this shareholder does not presently own any shares of our common stock. In a private placement transaction on February 7, 2007, we issued to this entity (a) shares of our Series A Convertible Preferred Stock, and (b) Series A, Series B and Series J Warrants to purchase shares of our common stock. The terms of the preferred stock and each series of warrants are described in this report in the section entitled “Description of Securities.” Until the preferred stock is converted or the warrants exercised, the shareholder has only limited voting rights with respect to the preferred stock and no voting rights with respect to the warrants. Because the Series A Convertible Preferred Stock and the Warrants are presently convertible into or exercisable for shares of common stock, the holders are deemed to beneficially own such shares of common stock. It is for this reason that the percentages shown add to more than 100%.

Directors and Executive Officers, Promoters and Control Persons

The following sets forth the name and position of each of our current executive officers and our sale directors.

Name	Age	Position
Xu Jie	45	President and Chief Executive Officer; Director
Jin Qihai	51	Executive General Manager
Liu Shupeng	49	Vice General Manager (Blower)
Ge Zengke	52	General Manager
Kuang Yuangdong	29	Chief Financial Officer

Xu Jie. Mr. Xu became President, CEO, Secretary and Treasurer of the Company upon consummation of the share exchange on February 7, 2007. Mr. Xu has served as legal representative, President and GEO of Wuhan Blower since its inception in March 2004, following the privatization of Wuhan Blower Works. He has over 20 years of production experience, and worked in the Wuhan Blower Works sales department from 1979 until 1998.

Jin Qihai. Mr. Jin became Executive General Manager upon consummation of the share exchange on February 7, 2007, and serves as Executive General Manager of Wuhan Blower. He is responsible for the overall management and marketing at Wuhan Blower. He has over 30 years experience in production and management in the manufacturing industry. He worked at the parent factory of the Ministry of Ordnance Industry No. 616 Factory as director of production, marketing, the engine factory, and as deputy General Engineer. He has also served as assistant to the general manager of Kingway Brewery Holdings Limited in Shengzhen. He concurrently serves as the professional judge for the Mayor’s Quality Award of Shenzhen municipality. He holds a Bachelor of Technology degree and ranks as a professional Senior Engineer.

Liu Shupeng. Mr. Liu became Vice General Manager upon consummation of the share exchange on February 7, 2007. He is responsible for overall manufacturing and technology development. He has over 20 years of experience in production of industrial blowers. Mr. Liu joined Wuhan Blower Works in 1982 as the Director of Technology Center, Vice Factory Director, and Chief Engineer. He became Vice General Manager of Wuhan Blower Co., Ltd in 2004. He has studied advanced English at Hubei Economic Management College, and fan technology with Mitsubishi Heavy Industries of Japan. Mr. Liu earned a graduate degree in Economics and Management from Huazhong University of Science and Technology and received his undergraduate degree in fluid mechanics from Huazhong University of Science and Technology.

Ge Zengke. Mr. Ge became a General Manager upon consummation of the share exchange on February 7, 2007. Throughout his career, Mr. Ge has served as General Manager with several companies, including Wuhan Generating Equipment Manufacturing Co., Ltd., Wuhan Qihong Enterprises Development Co., Ltd (a foreign venture), Wuhan Xiangshuo Science and Technology Co., Ltd. and Wuhan Changli Power Station Equipment Co., Ltd. Mr. Ge has served as a Manufacturing Planner, Dispatcher and Director of Wuhan Steam Turbine Generator Plant. He has also served as head of a Generator Plant with Changjiang Energy Group and as Director of Generator Works with the China Chang Jiang Energy Corporation, which later became Wuhan Turbine Works.

Kuang Yuangdong. Mr. Kuang became Chief Financial Officer upon consummation of the share exchange on February 7, 2007. From 2004 to March 2006, he worked as the manager of the investment department of Wuhan Zhonghe Investment & Management Co., Ltd. Mr. Kuang has worked with Wuhan Securities Co., Ltd. engaging in secondary market operations as a project manager in the investment banking department. He has also worked in the credit department of Wuhan Urban Commercial Bank, the first joint-stock bank in Wuhan with independent corporate qualifications approved by the People’s Bank of China. He received his MBA from Wuhan University, and graduated from Zhongnan University of Economics & Laws with bachelor’s degrees in finance and law.

There are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Board Composition and Committees

Our board of directors is currently composed of one member - Xu Jie. We intend to appoint additional individuals to serve as directors in the near future and anticipate that a majority will be “independent” directors in order to satisfy listing criteria for U.S. stock exchanges.

We currently do not have standing audit, nominating or compensation committees. Currently, our entire board of directors is responsible for the functions that would otherwise be handled by these committees. We intend, however, to establish an audit committee and a compensation committee of our board of directors as soon as we increase the size of our board with independent members. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The compensation committee will be primarily responsible for reviewing and approving our salary and benefits policies (including stock options) and other compensation of our executive officers.

Our board of directors has not made a determination as to whether any member of our board is an audit committee financial expert. Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Director Compensation

In the future, we may adopt a policy of paying independent directors an annual retainer and a fee for attendance at board and committee meetings. We anticipate reimbursing each director for reasonable travel expenses related to such director’s attendance at board of directors and committee meetings.

Executive Compensation

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our chief executive officer during the noted periods. No executive officer received total annual salary and bonus compensation in excess of $100,000.

Annual Compensation
Name and Position	Year		Salary ($)		Bonus ($)

Xu Jie President, Chief Executive Officer and Sole Director(1)	2005 2004	$ $	— —	$ $	— —
________________
(1) Mr. Xu became our President and Chief Executive Officer, and our sole director, upon the closing of the Share Exchange Transaction on February 7, 2007. Prior to such date, Mr. Xu served at UFG and Wuhan Blower Co., Ltd. Mr. Xu did not receive any compensation from UFG or Wuhan Blower during the periods shown.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. We do not have a compensation committee; all decisions regarding compensation are determined by our board of directors.

Equity Compensation Plans

We do not currently have any equity compensation plans. No stock options or other equity compensation awards were awarded during the fiscal year ended December 31, 2006.

Employment Agreements

Our subsidiary Wuhan Blower Co., Ltd. has employment agreements with each of our executive officers. Our executive officers are not entitled to severance payments upon the termination of their employment agreements. They are subject to the customary non-competition and confidentiality covenants.

Certain Relationships and Related Transactions

On February 7, 2007, we consummated the Share Exchange Transaction between UNFC and Fame Good International Limited, the owner of the issued and outstanding capital stock of UFG. Mr. Xu, our President and Chief Executive Officer, and his son own all of the capital stock of Fame Good International Limited. Pursuant to the Share Exchange Agreement, we acquired 100% of the outstanding capital stock of UFG in exchange for the issuance of 17,912,446 shares of our common stock to Fame. Immediately following the consummation of the share exchange, we completed a financing transaction in which we issued 10,287,554 shares of convertible preferred stock. Following such transactions, Mr. Xu was the beneficial owner of approximately 60% of our outstanding capital stock.

Description of Securities

Our authorized capital consists of 100,000,000 shares of common stock, $0.0001 par value per share, and 50,000,000 shares of preferred stock, $0.0001 par value per share. As of February 7, 2007 (following the share exchange transaction), there were 19,712,446 shares of our common stock outstanding and 10,287,554 shares of our preferred stock outstanding. All outstanding shares of preferred stock are Series A Convertible Preferred Stock. Reference is made to Exhibit 4.1 filed as part of this report with respect to the complete terms of the relative rights and preferences applicable to the Series A Convertible Preferred Stock.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available therefore. Upon liquidation or dissolution, the holders of our common stock are entitled to receive, pro rata, assets remaining available for distribution to shareholders. The common stock has no cumulative voting, preemptive or subscription rights and is not subject to any future calls. There are no conversion rights or redemption or sinking fund provisions applicable to the shares of common stock. All the outstanding shares of common stock are fully paid and non-assessable. There are no provisions in our Articles of Incorporation or Bylaws that would delay, defer or prevent a change in control.

Preferred Stock

Our Board of Directors is authorized, without further action by the shareholders, to issue, from time to time, up to 50,000,000 shares of preferred stock in one or more classes or series. Similarly, our Board of Directors will be authorized to fix or alter the designations, powers, preferences, and the number of shares which constitute each such class or series of preferred stock. Such designations, powers or preferences may include, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share), redemption rights (including sinking fund provisions, if any), and liquidation preferences of any unissued shares or wholly unissued series of preferred stock. As of the date of this filing, we have designated 10,500,000 shares of our authorized preferred stock as Series A Convertible Preferred Stock.

The principal terms of the Series A Convertible Preferred Stock are as follows:

Voting: Except with respect to specified transactions that may affect the rights, preferences, privileges or voting power of the Series A Convertible Preferred Stock and except as otherwise required by Nevada law, the Series A Convertible Preferred Stock has no voting rights. We may not effect certain specified transactions, which include, among other things, authorizing or increasing the authorized or issued amount of any stock ranking pari passu or senior to the Series A Convertible Preferred Stock, without the affirmative vote or consent of the holders, voting as a class, of at least 75% of the shares of the Series A Convertible Preferred Stock outstanding at the time.

Dividends: The holders of Series A Convertible Preferred Stock are entitled to receive, out of legally available assets, dividends at the rate of 5% per annum, payable quarterly, on the first business day of each April, July, October and January. Dividends on the Series A Convertible Preferred Stock payable in cash or registered shares of common stock, are cumulative and are prior and in preference to payment of any dividend or distribution on any junior stock. So long as any shares of Series A Convertible Preferred Stock are outstanding, we will not declare, pay or set apart for payment any dividend or make any distribution on any junior stock (other than dividends or distributions payable in additional shares of junior stock), unless at the time of such dividend or distribution we shall have paid all accrued and unpaid dividends on Series A Convertible Preferred Stock.

Conversion: The holder of Series A Convertible Preferred Stock may, at their option, elect to convert all or any portion of the shares of the Series A Convertible Preferred Stock into a number of shares of Common Stock equal to the quotient of (i) the liquidation preference amount ($2.33) of the shares of Series A Convertible Preferred Stock being converted divided by (ii) the conversion price, which initially is $2.33 per share, subject to certain adjustments. If, within three business days of our receipt of a conversion notice, our transfer agent fails to issue to the holder the proper number of shares of common stock subject to the conversion notice, or fails to issue a new preferred stock certificate representing the number of shares of Series A Convertible Preferred Stock to which such holder is entitled, we are required to pay damages on each business day after such third business day that such conversion is not timely effected equal to 0.5% of the product of: (i) the number of shares of common stock not timely issued and, in the event we failed to timely deliver a preferred stock certificate, the number of shares of common stock issuable upon conversion of the shares of Series A Convertible Preferred Stock represented by such certificate; and (ii) the closing bid price of our common stock on the last possible date which we could have timely issued such common stock and/or such preferred stock certificate. If we fail to pay those additional damages within five business days of the date incurred, then such payment shall bear interest at the rate of 2.0% per month (pro rated for partial months) until such payments are made. The conversion price of the Series A Convertible Preferred Stock may be adjusted in the event of (i) common stock split or reclassification; (ii) capital reorganization; (iii) distribution of dividends; or (iv) the issuance or sale of additional shares of Common Stock or equivalents.

Upon satisfaction of certain milestone events, outstanding shares of Series A Convertible Preferred Stock shall automatically convert into shares of our common stock at the conversion prices described above. Automatic conversion shall take place as follows: (1) with respect to all outstanding shares of Series A Convertible Preferred Stock, on that date that is two years following the date the SEC declares effective the registration statement filed with respect to the resale of the underlying shares of common stock, provided that the closing bid price of our common stock equals or exceeds $5.00 for a period of 30 consecutive trading days and the trading volume of the common stock for each of those 30 days equals or exceeds 45,000 shares; (2) with respect to 10% of all outstanding shares of Series A Convertible Preferred Stock at such time, (A) on that date following the effective date of the registration statement filed with respect to the resale of the underlying shares of common stock on which the closing bid price of the common stock equals or exceeds $3.50 for a period of at least 10 consecutive trading days and there has been at least one trade effected in the common stock for a period of at least 10 trading days within any 15 consecutive trading day period so long as the closing bid price also exceeds $3.50 on such trading days (the "Trading Milestone"); and (B) thereafter on the date during each of the next three (3) three-month periods the Trading Milestone is achieved.

Liquidation: In the event of the liquidation, dissolution or winding up of our affairs, the holders of outstanding shares of Series A Convertible Preferred Stock  shall be entitled to receive, out of our assets available for distribution to shareholders, an amount equal to $2.33 per share (the liquidation preference amount of the Series A Convertible Preferred Stock) plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of the common stock or any other junior stock. If our assets are not sufficient to pay in full the liquidation preference amount plus any accrued and unpaid dividends payable to the holders of outstanding shares of the Series A Preferred Stock and any series of preferred stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series A Convertible Preferred Stock, then all of said assets will be distributed among the holders of the Series A Convertible Preferred Stock and the other classes of stock ranking pari passu with the Series A Convertible Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. All distribution payments shall be in cash, property valued at its fair market value as determined by an independent appraiser or a combination thereof.

Series A, B, C and J Warrants

On February 7, 2007, we issued an aggregate of 10,287,554 shares of our Series A Convertible Preferred Stock to nine institutional investors (the “Investors”) for $2.33 per share in a private placement transaction. The terms of the transaction were set forth in the Preferred Stock Purchase Agreement, dated February 7, 2007 and filed as Exhibit 10.1 to this report (the “Stock Purchase Agreement”). In connection with this transaction, we also issued four series of common stock purchase warrants - Series A, Series B, Series C and Series J Warrants - which entitle the holders to purchase an aggregate of 22, 174,677 shares of our common stock on the terms set forth below.

Pursuant to the Stock Purchase Agreement, the Investors were entitled to “60% warrant coverage” on their investment. As a result, we issued to the Investors, on a pro rata basis, warrants to purchase an aggregate of 6,172,531 shares of common stock (60% of the 10,287,554 preferred shares issued in the private placement) (the “Series A Warrants”). The Series A Warrants have an exercise price of $2.57 per share and expire on February 7, 2012.

Pursuant to the Stock Purchase Agreement, any Investor who invested at least $2,000,000 has the right, for 21 months, to purchase shares of our common stock on the same terms as such investor’s initial purchase (i.e., up to the same number of shares at $2.33 per share). This right is embodied in warrants issued to those five investors to purchase an aggregate of 9,358,370 shares of common stock (the “Series J Warrants”). The Series J Warrants have an exercise price of $2.33 per share and expire on November 7, 2008.

The Stock Purchase Agreement provides that the investors receiving Series J Warrants are also entitled to “60% warrant coverage” on this additional investment, if made. We therefore issued to these investors warrants to purchase an aggregate of 5,615,021 shares of common stock (60% of the 9,358,370 shares that could be issued as the additional investment) (the “Series B Warrants”). The Series B Warrants can only be exercised upon and to the extent that the Series J Warrants are exercised. The Series B Warrants have an exercise price of $2.57 and expire on November 7, 2008.

The exercise price of the warrants and the number of shares of common stock purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of certain events including recapitalization of our common stock, dividends payable in our common stock, and the issuance of rights to purchase additional shares of our common stock or other securities convertible into additional shares of common stock. The warrants provide that the Company shall not effect the exercise of any Series A, B or J Warrants, and the warrantholder shall not have the right to exercise the warrants, if, after giving effect to such exercise, such warrantholder would beneficially own more than 9.99% of the then outstanding shares of our common stock.

As partial consideration for services rendered by the placement agent in the private placement transaction, we issued a warrant (the “Series C Warrant”) to purchase 1,028,755 shares of common stock (equal to 10% of the number of shares of Series A Preferred Stock sold in the private placement). The Series C Warrant has an exercise price of $2.57 per share and expires on February 7, 2017. The exercise price and number of shares are subject to adjustment under the same circumstances described above with respect to the Series A, B and J Warrants.

Registration Rights

In connection with the issuance of the Series A Convertible Preferred Stock and the Series A, B and J Warrants issued in the February 2007 private placement, we agreed to file a registration statement with the Securities and Exchange Commission to register for resale the shares of common stock issuable upon the conversion of the Series A  Convertible Preferred Stock and the exercise of the Series A, B and J Warrants.

Transfer Agent and Registrar

Our stock transfer agent is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado (303) 282-4800.

Indemnification of Directors and Officers

Nevada law and our bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstances, against attorney’s fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us therefor if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Market for Common Equity and Related Stockholder Matters

Our common stock is quoted on the OTC Bulletin Board under the symbol “UNTF.OB”. To date, only a very limited and sporadic trading market has developed for our shares and data on past trades would not be meaningful.

As of the date of this report:

1.
There are outstanding 19,712,446 shares of common stock, 10,287,544 shares of Series A Convertible Preferred Stock that are convertible into shares of our common stock, and warrants to purchase 22,174,677 shares of our common stock;

2.	There are currently approximately 60,000 shares of our common stock that are eligible to be sold pursuant to Rule 144 under the Securities Act; and

3.
We are not currently, and have not proposed to publicly offer any shares of our common stock, although we have agreed to file a registration statement for the resale of the shares described in (1) above.

In general, under Rule 144 as amended, a person who has beneficially owned and held “restricted” securities for at least one year, including “affiliates,” may sell publicly without registration under the Securities Act, within any three-month period, assuming compliance with other provisions of the Rule, a number of shares that do not exceed the greater of (i) one percent of the common stock then outstanding or, (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. A person who is not deemed an “affiliate” of our Company and who has beneficially owned shares for at least two years would be entitled to unlimited resales of such restricted securities under Rule 144 without regard to the volume and other limitations described above.

Holders

As of February 7, 2007, we had 19,712,446 shares of $0.0001 par value common stock issued and outstanding held by approximately 90 stockholders of record.

Dividends

We have not declared or paid any cash dividends on our common stock during the last three fiscal years. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors considers relevant.

Item 3.02. Unregistered Sales of Equity Securities.

On February 7, 2007, we issued 17,912,446 shares of our common stock to Fame Good International Limited. On the same date, we issued an aggregate of 10,287,554 shares of our Series A Convertible Preferred Stock, along with common stock purchase warrants, to nine accredited institutional investors. The issuance of our shares to these entities was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

Those stockholders who received such securities made representations that (a) the stockholder is acquiring the securities for its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in the Company, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment and could afford the complete loss of such investment. Management made the determination that the investors are “accredited investors” (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising in connection with the sale of the securities. Our reliance on the exemption provided by Section 4(2) of the Securities Act was based upon the following additional factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 5.01. Changes in Control of Registrant.

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

As a result of the closing of the share exchange with Fame Good International Limited, and (following the private placement transaction as described under Item 1.01), Fame Good owns 64% of the total outstanding shares of our capital stock and 91% of the total voting power of all our outstanding voting securities.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Upon the closing of the share exchange, Glenn A. Little, our sole director, submitted his resignation letter pursuant to which he resigned from all offices of United National Film Corporation that he holds and from his position as our director effective immediately. Xu Jie was appointed to the board of directors at the effective time of the resignation of Mr. Little. In addition, our executive officers were replaced by the Wuhan Blower Co., Ltd. executive officers upon the closing of the transaction.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

We plan to amend our Articles of Incorporation to change our name to Wuhan General Group (China), Inc. and expect the name change to become effective in February 2007.

On February 7, 2007, the Board of Directors adopted our Amended and Restated By-Laws. The Amended and Restated By-Laws amended our By-Laws to, among other things: (1) remove a restriction that will permit our stockholders to elect directors at a special meeting of stockholders; (2) eliminate the need to provide notice of an action taken by the written consent of stockholders to those stockholders who did not execute the written consent; (3) provide that the Board of Directors consist of no less than one and no more than eleven members; (4) clarify that a director may only be removed from the Board of Directors through the affirmative vote of two-thirds of our voting power; (5) permit any duly authorized officer to execute our stock certificates; and (6) clarify the circumstances under which a director or officer may be individually liable to us and our stockholders as provided under Nevada law.

Item 5.06. Change in Shell Company Status.

Reference is made to the disclosure set forth under Item 2.01 and 5.01 of this report, which disclosure is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

Filed herewith are the following:

1.	Unaudited financial statements of Universe Faith Group Limited for the nine months ended September 30, 2006 and 2005.

2.	Audited financial statements of Wuhan Blower Co., Ltd. for the fiscal years ended December 31, 2005and 2004.

(b) Pro Forma Financial Information

The unaudited pro forma balance sheet data is not significant because of the lack of operating assets and liabilities of United National Film Corporation. The pro forma results of operations, assuming the acquisition were completed at the beginning of the reporting period, had no effect on revenues because United National Film Corporation had no revenues and would have caused our net income to decrease, but not materially, because of the de minimis operating losses reported by United National Film Corporation. The effects on stockholders’ equity will be reported as a recapitalization.

(d) Exhibits

Exhibit No.	Description
2.1	Share Exchange Agreement, dated February 7, 2007, among the Registrant, Universe Faith Group Limited and Fame Good International Limited
3.1	Amended and Restated Bylaws (as amended through February 7, 2007)
4.1
Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock of the Registrant, dated February 7, 2007, including the Certificate of Correction filed on February 12, 2007

4.2	Form of Series A Warrant
4.3	Form of Series B Warrant
4.4	Form of Series J Warrant
4.5	Series C Warrant, dated February 7, 2007, between the Registrant and 1st Bridgehouse Securities, LLC
4.6	Series AA Warrant, dated February 7, 2007, between the Registrant and 1st Bridgehouse Securities, LLC
4.7	Series BB Warrant, dated February 7, 2007, between the Registrant and 1st Bridgehouse Securities, LLC
4.8	Series JJ Warrant, dated February 7, 2007, between the Registrant and 1st Bridgehouse Securities, LLC
10.1	Series A Convertible Preferred Stock Purchase Agreement, dated February 7, 2007, among the Registrant and the purchasers listed on Exhibit A thereto
10.2	Registration Rights Agreement, dated February 7, 2007, among the Registrant and the purchasers listed on Schedule I thereto
10.3	Escrow Agreement, dated February 7, 2007, by and among the Registrant, 1st Bridgehouse Securities, LLC and American Stock Transfer and Trust Company
10.4	Securities Escrow Agreement dated February 7, 2007 among the Registrant, Vision Opportunity Master Fund, Ltd., Fame Good International Limited and Kramer Levin Naftalis & Frankel LLP
10.5	Escrow Deposit Agreement dated as of February 7, 2007 among the Registrant, Vision Opportunity Master Fund, Ltd. and other purchasers, and Kramer Levin Naftalis & Frankel LLP
10.6	Lock-Up Agreement dated February 7, 2007 between the Registrant and Fame Good International Limited
10.7	License and Technical Assistance Agreement, dated July 5, 2005, between Wuhan Blower Co., Ltd. and Mitsubishi Heavy Industries, Ltd.
10.8	Loan Agreement, dated September 29, 2006, between Wuhan Blower Co., Ltd. and CITIC Bank (Wuhan Branch)
10.9	Pledge Agreement, dated September 29, 2006, between Wuhan Blower Co., Ltd. and CITIC Bank (Wuhan Branch)

10.10
Loan Agreement, dated November 7, 2005, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (Wuhan Branch); Maturity Extension Agreement, dated October 11, 2006, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (Wuhan Branch)

10.11
Pledge Agreement, dated October 11, 2005, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (Wuhan Branch); Maturity Extension Agreement, dated October 11, 2006, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (Wuhan Branch)

10.12
Loan Agreement, dated November 25, 2005, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (Wuhan Branch); Maturity Extension Agreement, dated October 11, 2006, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (Wuhan Branch)

10.13	Loan Agreement, dated October 19, 2006, between Wuhan Blower Co., Ltd. and Shanghai Pudong Development Bank (Wuhan Branch)
10.14	Pledge Agreement, dated October 16, 2006, between Wuhan Blower Co., Ltd. and Shanghai Pudong Development Bank (Wuhan Branch)
10.15	Pledge Agreement, dated October 16, 2006, between Wuhan Blower Co., Ltd. and Shanghai Pudong Development Bank (Wuhan Branch)
10.16	Loan Agreement, dated October 30, 2006, between Wuhan Blower Co., Ltd. and Agricultural Bank of China (Wuhan Qingshan Branch)
10.17	Loan Agreement, dated October 31, 2006, between Wuhan Blower Co., Ltd. and Agricultural Bank of China (Wuhan Qingshan Branch)
10.18	Pledge Agreement, dated October 24, 2006, between Wuhan Blower Co., Ltd. and Agricultural Bank of China (Wuhan Qingshan Branch)
10.19	Construction Agreement, dated March 28, 2006, between Hubei Gongchuang Real Estate Co., Ltd. and Hubei Huadu Construction Co., Ltd.
10.20	Technology Development Agreement, dated August 1, 2006, between Wuhan Blower Co., Ltd. and Huazhong University of Science and Technology
10.21	Employment Agreement, dated October 8, 2006, between Wuhan Blower Co., Ltd. and Jin Qihai
10.22	Employment Agreement, dated July 1, 2004, between Wuhan Blower Co., Ltd. and Liu Shupeng
10.23	Employment Agreement, dated February 15, 2006, between Wuhan Blower Co., Ltd. and Ge Zengke
10.24	Employment Agreement, dated March 10, 2006, between Wuhan Blower Co., Ltd. and Kuang Yuangdong
23.1	Consent of Samuel H. Wong & Co. LLP, CPA
99.1	Press Release, dated February 8, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United National Film Corporation

Date: February 13, 2007	By: /s/ Xu Jie
Name: Xu Jie
Title: President and Chief Executive Officer

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements of Wuhan Blower Co., Ltd.

Independent Auditor’s Report	F-2
Balance Sheet as of December 31, 2005 and 2004	F-3
Statements of Income for the Years Ended December 31, 2005 and 2004	F-4
Statements of Stockholders’ Equity for the Years Ended December 31, 2005 and 2004	F-5
Statements of Cash Flows for the Years Ended December 31, 2005 and 2004	F-6
Notes to Financial Statements	F-8

Unaudited Interim Consolidated Financial Statements of
Universe Faith Group Limited (and its subsidiaries)

Independent Accountant’s Report	F-18
Consolidated Balance Sheet as of September 30, 2006 and 2005	F-19
Consolidated Statements of Income for the Nine Months Ended
September 30, 2006 and 2005	F-20
Consolidated Statements of Stockholders’ Equity for the Nine Months Ended
September 30, 2006 and 2005	F-21
Consolidated Statements of Cash Flows for the Nine Months Ended
September 30, 2006 and 2005	F-22
Notes to Consolidated Financial Statements	F-24

[Letterhead of Samuel H. Wong & Co. LLP]

Board of Directors and Stockholders
Wuhan Blower Co., Ltd

Independent Auditor’s Report

We have audited the accompanying balance sheets of Wuhan Blower Co., Ltd as of December 31, 2005 and 2004, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial positions of Wuhan Blower Co., Ltd as of December 31, 2005 and 2004, and the results of its operations, and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Samuel H. Wong & Co. LLP
South San Francisco, California	Samuel H. Wong & Co. LLP
December 1, 2006	Certified Public Accountants

Wuhan Blower Co., Ltd
Balance Sheet
At December 31, 2005 and 2004
(Stated in US Dollars)

	Note	2005	2004
ASSETS

Cash	2(d)	166,488	359,025
Restricted Cash	3	1,388,554	-
Accounts Receivable	2(e), 4	3,698,744	1,450,755
Other Receivable		4,362,830	621,133
Note Receivable	5	1,424,431	-
Inventory	2(f),6	3,398,165	2,698,672
Advance to Suppliers		887,558	3,546,251
Advance to Shareholder		521,805	-
Total Current Assets		15,848,575	8,675,836

Property, Plant & Equipment	2(g),7	10,488,978	1,499,099
Intangible Assets	2(h),8	2,116,310	1,631,449

Total Assets		$28,453,863	$11,806,384

LIABILITIES & STOCKHOLDERS' EQUITY

Liabilities

Bank Loans & Notes	9	9,556,073	713,208
Contract Payable	10	2,479,414	-
Accounts Payable		2,470,399	966,918
Taxes Payable		693,473	105,116
Other Payable		2,388,122	1,197,811
Accrued Liabilities		234,291	124,767
Customer Deposits		1,693,307	2,337,597
Total Current Liabilities		19,515,079	5,445,417

Total Liabilities		19,515,079	5,445,417

Stockholders' Equity

Common Stock Capital	11	6,033,911	6,033,911
Additional Paid in Capital		78,627	78,627
Other Comprehensive Income	2(p)	206,082	24
Retained Earnings		2,620,164	248,405

Total Stockholders' Equity		8,938,784	6,360,967
Total Liabilities & Stockholders' Equity		$28,453,863	$11,806,384

See Accompanying Notes to the Financial Statements

Wuhan Blower Co., Ltd
Statements of Income
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

	Note	2005	2004
Revenue

Sales		$11,441,294	$4,007,785
Cost of Sales		7,276,068	2,465,179
Gross Profit		4,165,226	1,542,606

Operating Expenses

Selling Expenses		710,973	532,210
Administration & General		1,060,845	778,417
Interest Expense		256,936	36,959
Total Operating Expense		2,028,754	1,347,586

Operating Income/(Loss)		2,136,472	195,020

Other Income & Expenses

Other Income	12	237,099	54,127
Other Expenses		1,812	742

Total Other Income (Loss) and Expense		235,287	53,385

Income Tax	2(n)	-	-

Net Income		$2,371,759	$248,405

See Accompanying Notes to the Financial Statements

Wuhan Blower Co., Ltd
Statements of Stockholders’ Equity
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

	Common Stock	Additional Paid in Capital	Other Comprehensive Income	Retained Earnings	Total
Balance, January 1, 2004	-	-	-	-	-
Issuance of new shares	6,033,911	-	-	-	6,033,911
Additional paid-in capital	-	78,627	-	-	78,627
Net income	-	-	-	248,405	248,405
Foreign currency translation adjustment	-	-	24	-	24
Balance, December 31, 2004	6,033,911	78,627	24	248,405	6,360,967

	Common Stock	Additional Paid in Capital	Other Comprehensive Income	Retained Earnings	Total
Balance, January 1, 2005	6,033,911	78,627	24	248,405	6,360,967
Issuance of new shares	-	-	-	-	-
Additional paid-in capital	-	-	-	-	-
Net income	-	-	-	2,371,759	2,371,759
Foreign currency translation adjustment	-	-	206,058	-	206,058
Balance, December 31, 2005	6,033,911	78,627	206,082	2,620,164	8,938,784

See Accompanying Notes to the Financial Statements

Wuhan Blower Co., Ltd
Statements of Cash Flows
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

	2005	2004
Cash Flow from Operating Activities

Sales	$4,905,458	$4,273,471
Cost of Sales	201,550	(6,372,822)
Selling Expenses	(710,973)	(532,210)
Administrative & General Expenses	(744,939)	(584,771)
Interest Expense	(256,936)	(36,959)
Other Income	237,099	54,127
Other Expenses	(1,812)	(742)

Cash Sourced/(Used) in Operating Activities	3,629,447	(3,199,906)

Cash Flows from Investing Activities

Restricted Cash taken from Unrestricted Cash	1,366,568	-
Notes Receivable	1,401,877	-
Property, Plant & Equipment	9,254,146	1,601,035
Intangible Assets	489,995	1,665,213

Cash Used/(Sourced) in Investing Activities	12,512,586	3,266,248

Cash Flows from Financing Activities

Issuance of Common Stock	-	6,033,379
Additional Paid in Capital	-	78,620
Loan from Bank	8,684,321	713,145
Cash Sourced/(Used) in Financing Activities	8,684,321	6,825,144

Net Increase/(Decrease) in Cash & Cash Equivalents for the Year	(198,818)	358,990

Effect of Currency Translation	6,281	35

Cash & Cash Equivalents at Beginning of Year	359,025	-

Cash & Cash Equivalents at End of Year	$166,488	$359,025

See Accompanying Notes to the Financial Statements

Wuhan Blower Co., Ltd.
Reconciliation of Net Income to Cash Flow Sourced in Operating Activities
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

	2005	2004

Net Income	$2,371,759	$248,405

Adjustments to Reconcile Net Income to
Net Cash Provided by Cash Activities:

Amortization	55,191	33,908
Depreciation	445,555	102,067
Decrease/(Increase) in Accounts Receivable	(2,174,707)	(1,450,627)
Decrease/(Increase) in Other Receivable	(3,666,316)	(621,078)
Decrease/(Increase) in Inventory	(618,313)	(2,698,434)
Decrease/(Increase) in Advance to Suppliers	2,708,717	(3,545,939)
Decrease/(Increase) in Advance to Shareholder	(513,543)
Increase/(Decrease) in Contract Payable	2,440,155	-
Increase/(Decrease) in Accounts Payable	1,454,556	966,833
Increase/(Decrease) in Taxes Payable	576,311	105,107
Increase/(Decrease) in Other Payable	1,140,347	1,197,706
Increase/(Decrease) in Accrued Liabilities	104,548	124,756
Increase/(Decrease) in Customer Deposits	(694,813)	2,337,390

Total of all adjustments	1,257,687	(3,448,312)

Net Cash Provided by Operating Activities	$3,629,447	$(3,199,906)

See Accompanying Notes to the Financial Statements

Wuhan Blower Co., Ltd.
Notes to the Financial Statements
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

1.  ORGANIZATION AND PRINICPAL ACTIVITIES

Wuhan Blower Co., Ltd (WHB or “the Company”) acquired the business and the assets of Wuhan Hi-Tech Blower Manufacturing Co., Ltd (WBM), a state-owned enterprise, through a related intermediary Hubei Gongchong Co. Ltd (HGC). WBM was established on June 28, 2002 with a registered capital of US $1,206,782 (RMB 10,000,000).

On April 23, 2004, the Company registered a change of corporate name and status from WBM to WHB whereby WHB assumed all legal rights and duties to continue operating the business under the new corporate name of Wuhan Blower Co., Ltd.

The acquisition transaction was consummated by WHB on or about June 30, 2004 when HGC had determined the asset values whereby WHB was able to purchase certain assets and business from HGC for a consideration of US $ 5,150,508 (RMB 42,679,686). This acquisition prompted WHB to increase its registered capital by US $ 4,827,129 (RMB 40,000,000) to US $ 6,033,911 (RMB 50,000,000).

The Company now operates in its self-owned factory facility located at Cang Long Dao Science Park, East Lake Technology Development Zone, in the City of Wuhan, Hubei Province, People’s Republic of China 430200.

The Company is principally engaged in the manufacture of industrial centrifugal blowers and axial fans, in addition to the development of turbines to its product set. The Company expects to release its turbine for sale to the market in the very near future. The majority of the Company’s customers are utility entities, specifically in the energy production sector. The Company’s clientele is dispersed throughout China.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method of accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

(b)	Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

Wuhan Blower Co., Ltd.
Notes to the Financial Statements
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

(c)	Use of Estimates

In preparing of the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting years. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of property, plant and equipment. Actual results could differ from those estimates.

(d)	Cash and Cash Equivalents

The Company considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents. The company maintains bank accounts only in the PRC. The company does not maintain any bank accounts in the United States of America.

(e)	Accounts Receivable-Trade

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

(f)	Inventory

Inventory, consisting of raw materials, work in progress, and finished products, is stated at the lower of cost or market value. Finished products are comprised of direct materials, direct labor and an appropriate proportion of overhead.

(g)	Property, Plant, and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method with 5% salvage value. Estimated useful lives of the property, plant and equipment are as follows:

Buildings	30 years
Machinery and Equipment	10 years
Furniture and Fixtures	5 years
Motor Vehicles	5 years

Wuhan Blower Co., Ltd.
Notes to the Financial Statements
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

(h)	Intangible Assets

Intangible assets are stated at cost less accumulated amortization. Amortization is provided over the respective useful lives, using the straight-line method. Estimated useful lives of intangibles are as follows:

Technical License	10 years
Goodwill	20 years
Land use rights	50 years

(i)	Accounting for Impairment of Long-Lived Assets

The Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Live Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December, 2005 and 2004, there were no significant impairments of its long-lived assets.

(j)	Revenue Recognition

Revenue from the sale of blower products, etc., is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed.

(k)	Advertising

The Company expensed all advertising costs as incurred.

(l)	Research and Development

All research and development costs are expensed as incurred.

(m)	Foreign Currency Translation

The Company maintains its financial statements in the functional currency. The functional currency of the Company is the Renminbi (RMB). Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

Wuhan Blower Co., Ltd.
Notes to the Financial Statements
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

Exchange Rates	2005	2004
Year end RMB : US$ exchange rate	8.0734	8.2865
Average yearly RMB : US$ exchange rate	8.20329	8.28723

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(n)	Income Taxes

The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

The Company is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%. However, the Company is a high technology company, and in accordance with the relevant regulations regarding the favorable tax treatment for high technology companies, the Company is entitled to a 2 year tax exemption; thereafter, the company will be allowed a 15% tax rate as long as the company is located and registered in the high and advance technology development zone.

(o)	Statutory Reserve

Statutory reserve refer to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and, are to be used to expand production or operations. PRC laws prescribe that an enterprise operating at a profit, must appropriate, on an annual basis, from its earnings, an amount to the statutory reserve to be used for future company development. Such an appropriation is made until the reserve reaches a maximum equalling 50% of the enterprise’s capital.

Wuhan Blower Co., Ltd.
Notes to the Financial Statements
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

(p)	Other Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s current component of other comprehensive income is the foreign currency translation adjustment.

(q)	Recent Accounting Pronouncements

In May 2005, the FASB issued a SFAS 154, “Accounting Changes and Error Corrections” to replace APB Opinion No. 20, “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements” requiring retrospective application to prior periods financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. The effective date for this statement is for accounting changes and corrections of errors made in fiscal year beginning after December 15, 2005.

In February 2006, the FASB issued a SFAS 155, “Accounting for Certain Hybrid Financial Instruments” to amend FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.

The Company does not anticipate that the adoption of these two standards will have a material impact on these financial statements.

Wuhan Blower Co., Ltd.
Notes to the Financial Statements
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

3.  RESTRICTED CASH

Restricted Cash represented margin deposits placed with banks to secure banking facilities which are comprised of loans and notes payables in addition to other collateral.

4.  ACCOUNTS RECEIVABLE

	2005	2004
Total Accounts Receivable-Trade	$3,712,272	$1,456,069
Less: Allowance for Bad Debts	13,528	5,314
	$3,698,744	$1,450,755

5.  NOTE RECEIVABLE

The Company financed a certain unrelated company in the form of an unsecured loan of $2,777,271 (RMB 20,000,000) for a two- year term from 12/31/2004 to 12/31/2006 at 5.115% per annum.

After servicing the debt for one year, the outstanding balance of the Note at 12/31/2005 amounted to $1,424,431 (RMB 11,500,000). Accrued interest receivable through 12/31/2005, which amounted to $85,658 (RMB 702,677), was recognized and recorded in other receivable on the balance sheet.

6.  INVENTORY

	2005	2004

Raw Materials	$644,366	$202,924
Work in Progress	299,789	857,597
Finished Goods	2,454,010	1,638,151

	$3,398,165	$2,698,672

Wuhan Blower Co., Ltd.
Notes to the Financial Statements
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

7.  PROPERTY, PLANT AND EQUIPMENT

The following categories of assets are stated at cost.

Property, plant and equipment consist of the following as of December 31:

	2005	2004
Category of Asset
Buildings	$9,160,359	$14,602
Machinery & Equipment	1,168,248	983,973
Furniture & Fixtures	216,493	105,261
Auto	499,811	253,166
	11,044,911	1,357,002

Less: Accumulated Depreciation	557,494	102,077
	10,487,417	1,254,925

Construction in Progress	1,561	244,174

	$10,488,978	$1,499,099

Real property, consisting of Land (108,706.90 square meters) and Buildings (44,233.40 square meters floor spaces), was appraised by a certified professional appraiser for the purpose of establishing a current value. According to the Appraisal Report dated August 24, 2005, the subject property was determined to have a fair market value of $13,661,307 (RMB 110,293,200).

Wuhan Blower Co., Ltd.
Notes to the Financial Statements
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

8.  INTANGIBLE ASSETS

The following categories of assets are stated at cost less amortization.

	2005	2004
Category of Asset
Land Use Rights	$1,797,904	$1,544,681
Goodwill	123,864	120,678
Mitsubishi License	271,678	-
CAD License	1,920	-
Microsoft License	11,829	-
	2,207,195	1,665,359

Less: Accumulated Amortization	90,885	33,910

	$2,116,310	$1,631,449

The Company acquired through Wuhan Hi-Tech Blower Manufacturing Co. Ltd. (WBM) three parcels of Land Use Rights (108,706.90 square meters) for a term of 50 years from March 1, 2004 to March 1, 2054 for a consideration of $1,544,681 (RMB 12,800,000). The land has been used to construct the Company’s real property factory facility.

Goodwill represented business, clientele, source-suppliers, and goodwill acquired from WBH for a consideration of $120,678 (RMB 1,000,000).

Wuhan Blower Co., Ltd.
Notes to the Financial Statements
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

9.  BANK LOANS AND NOTES

As of December 31, 2005 and 2004, the Company had banking facilities in the form of loans and notes payable.

		Interest Rate
Name of Bank	Due Date	per annum	2005	2004

Bank of Communication	10/11/2006	5.859%	4,582,952
Bank of Communication	10/11/2006	5.859%	1,300,567
CITIC Industrial Bank	9/28/2006	6.138%	2,353,407
CITIC Industrial Bank	9/11/2006	6.138%	1,257,215
Guangdong Development Bank: Note Payable	On Demand	-	61,932
Shanghai Pudong Development Bank	6/22/2006	4.790%		713,208
			$9,556,073	$713,208

Banking facilities extended by the Bank of Communication and CITIC Industrial Bank were secured by the Company’s mortgage of real property as collateral in addition to margin deposits as disclosed in Restricted Cash on the Balance Sheet.

The Note Payable to Guangdong Development Bank was interest free because the Bank held compensating balance as margin deposit.

10.  CONTRACT PAYABLE

Contract Payable represented accounts payable to Contractors and Suppliers involved in the construction of the new buildings of the factory facilities.

11.  COMMON STOCK CAPITAL

The Company had a registered capital of $14,863,626 (RMB 120,000,000) of which $6,033,911 (RMB 50,000,000) had been paid up capital as of December 31, 2005 and 2004. Mr. Jie Xu and his son Mr. Hong Sheng Xu are the only two shareholders owning 80% and 20% equity interest in the Company, respectively.

According to PRC accounting standards, real property stated at fair value rather than cost, contributed by shareholders, is recognized as paid up capital. The Company complied with PRC accounting standards, and accordingly recorded the real property at fair value of $13,661,307 (RMB 110,293,200) and capital contribution of $ 8,670,449 (RMB 70,000,000). However, generally accepted accounting principles of the United States of America does not permit the recording of asset and capital contribution using the appraisal determined fair value basis. As a result of this difference in accounting principles, the paid up capital of $8,670,449 was not recognized on the accompanying financial statements.

Wuhan Blower Co., Ltd.
Notes to the Financial Statements
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)
12.  OTHER INCOME

	2005	2004

Sales of parts	$136,293	$54,127
Tax refund	72,910	-
Sundry income	27,896	-

	$237,099	$54,127

13.  COMMITMENTS OF STATUTORY RESERVE

In light of PRC laws, the Company is committed to appropriate from its net income to its statutory reserve up to a maximum of 50% of the enterprise’s registered paid up capital. The Company had future unfunded commitments, as determined below:

	2005	2004
Common Stock Capital $ 6,033,911

- 50% maximum Since the Company has not yet funded the Reserve	$3,016,956	$3,016,956

[Letterhead of Samuel H. Wong & Co. LLP]

Board of Directors and Stockholders
Universe Faith Group Limited

Report of Independent Registered Public Accounting Firm

We have reviewed the accompanying interim consolidated balance sheets of Universe Faith Group Limited as of September 30, 2006 and 2005, and the consolidated related statements of income, shareholders’ equity, and cash flows for the nine months then ended. These interim consolidated financial statements are the responsibility of Universe Faith Group Limited’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial statements consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim consolidated financial statements in order for them to be in conformity with U.S. generally accepted accounting principles.

/s/ Samuel H. Wong & Co. LLP
South San Francisco, California December 6, 2006	Samuel H. Wong & Co. LLP Certified Public Accountants

Universe Faith Group Limited
Consolidated Balance Sheets
At September 30, 2006 and 2005
(Stated in US Dollars)
Unaudited

	Note
ASSETS			9/30/2006	9/30/2005
Cash	3(e	)	801,567	334,316
Restricted Cash	4		1,517,385	-
Accounts Receivable	3(b), 5		11,687,468	2,272,892
Other Receivable			4,805,804	3,121,711
Notes Receivable	6		2,220,372	1,424,431
Inventory	3(g), 7		3,915,551	4,408,944
Advance to Suppliers			983,742	5,944,175
Advance to Shareholder			519,228	-
Total Current Assets			26,451,117	17,506,469

Property, Plant & Equipment	3(h), 8		17,160,920	2,219,906
Intangible Assets	3(i), 9		2,105,859	1,798,907

Total Assets			$45,717,896	$21,525,282

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities
Bank Loans & Notes	10		7,326,202	4,580,708
Contract Payable	11		2,228,277	-
Accounts Payable			6,959,082	2,369,151
Taxes Payable			1,519,471	71,352
Other Payable			5,635,355	2,927,282
Accrued Liabilities			318,289	127,481
Customer Deposits			3,326,577	3,894,318
Total Current Liabilities			27,313,253	13,970,292

Total Liabilities			27,313,253	13,970,292

Stockholders' Equity
Common Stock Capital	12		12,349,602	6,033,911
Additional Paid in Capital			115,385	78,627
Other Comprehensive Income	3(q	)	420,089	155,168
Retained Earnings			5,519,568	1,287,284

Total Stockholders' Equity			18,404,643	7,554,990

Total Liabilities & Stockholders' Equity			$45,717,896	$21,525,282

See Accountant’s Review Report & Accompanying Notes to the Financial Statements

Universe Faith Group Limited
Consolidated Statements of Income
for the nine months ended September 30, 2006 and 2005
(Stated in US Dollars)
Unaudited

	Note
Revenue			9/30/2006	9/30/2005

Sales			$11,612,051	$5,913,286
Cost of Sales			6,558,646	4,026,702
Gross Profit			5,053,405	1,886,584

Operating Expenses

Selling Expenses			609,182	428,912
Administration & General			1,184,768	723,287
Interest Expense			389,029	249,185
Total Operating Expense			2,182,979	1,401,384

Operating Income/(Loss)			2,870,426	485,200

Other Income & Expenses

Other Income	13		31,167	555,390
Other Expenses			2,189	1,711

Total Other Income (Loss) and Expense			28,978	553,679

Income Tax	3(o	)	-	-

Prior Year Adjustments			-	-

Net Income			$2,899,404	$1,038,879

See Accountant’s Review Report & Accompanying Notes to the Financial Statements

Universe Faith Group Limited
Consolidated Statements of Stockholders’ Equity
for the nine months ended September 30, 2006 and 2005
(Stated in US Dollars)
Unaudited

	Common Stock	Additional Paid in Capital	Other Comprehensive Income	Retained earnings	Total

Balance, January 1, 2005	6,033,911	78,627	24	248,405	6,360,967
Issuance of new shares	—	—	—	—	—
Additional paid-in capital	—	—	—	—	—
Net income	—	—	—	1,038.879	1,067,756
Foreign currency translation adjustment	—	—	155,144	—	155,144
Balance, September 30, 2005	6,033,911	78,627	155,168	1,287,284	7,554,990

Balance, January 1, 2006	6,033,911	78,627	206,082	2,620,164	8,938,784
Issuance of new shares	6,315,691	—	—	—	6,315,691
Additional paid-in capital	—	36,757	—	—	36,757
Net income	—	—	—	2,899,404	2,899,404
Foreign currency translation adjustment	—	—	214,007	—	214,007
Balance, September 30, 2005	12,349,602	115,385	420,089	5,519,568	18,404,643

See Accountant’s Review Report & Accompanying Notes to the Financial Statements

Universe Faith Group Limited
Consolidated Statements of Cash Flows
for the nine months ended September 30, 2006 and 2005
(Stated in US Dollars)
Unaudited

Cash Flow from Operating Activities
	9/30/2006	9/30/2005

Sales	5,024,072	4,169,693
Cost of Sales	1,545,288	(4,839,775)
Selling Expenses	(609,182)	(428,912)
Administrative & General Expenses	(869,424)	(630,375)
Interest Expense	(389,029)	(249,185)
Other Income	31,167	555,390
Other Expenses	(2,189)	(1,711)

Cash Sourced/(Used) in Operating Activities	4,730,703	(1,424,875)

Cash Flows from Investing Activities

Restricted Cash taken from Unrestricted Cash	100,078	—
Notes Receivable	758,043	1,401,775
Property, Plant & Equipment	7,130,664	824,993
Intangible Assets	1,871	171,077
—
Cash Used/(Sourced) in Investing Activities	7,990,656	2,397,845

Cash Flows from Financing Activities

Issuance of Common Stock	6,235,736	—
Additional Paid in Capital	36,292	—
Loan from Bank	(2,388,287)	3,790,719
Cash Sourced/(Used) in Financing Activities	3,883,741	3,790,719

Net Increase/(Decrease) in Cash & Cash Equivalents for the Period	623,788	(32,001)

Effect of Currency Translation	11,291	7,292

Cash & Cash Equivalents at Beginning of Period	166,488	359,025

Cash & Cash Equivalents at End of Period	801,567	334,316

See Accountant’s Review Report & Accompanying Notes to the Financial Statements

Universe Faith Group Limited
Consolidated Reconciliations of Net Income to Cash Flow Sourced in Operating Activities
for the nine months ended September 30, 2006 and 2005
(Stated in US Dollars)
Unaudited

	9/30/2006	9/30/2005
Net Income	$2,899,404	$1,038,879

Adjustments to Reconcile Net Income to
Net Cash Provided by Cash Activities:

Amortization	53,527	41,202
Depreciation	748,054	147,739
Decrease/(Increase) in Accounts Receivable	(7,815,346)	(778,007)
Decrease/(Increase) in Other Receivable	(352,153)	(2,447,510)
Decrease/(Increase) in Inventory	(444,465)	(1,625,305)
Decrease/(Increase) in Advance to Suppliers	(77,631)	(2,283,877)
Decrease/(Increase) in Advance to Shareholder	12,736	—
Increase/(Decrease) in Contract Payable	(296,385)	—
Increase/(Decrease) in Accounts Payable	4,383,607	1,359,232
Increase/(Decrease) in Taxes Payable	801,996	(35,477)
Increase/(Decrease) in Other Payable	3,159,480	1,676,324
Increase/(Decrease) in Accrued Liabilities	78,359	—
Increase/(Decrease) in Customer Deposits	1,579,520	1,481,925

Total of all adjustments	1,831,299	(2,463,754)

Net Cash Provided by Operating Activities	$4,730,703	$(1,424,875)

See Accountant’s Review Report & Accompanying Notes to the Financial Statements

Universe Faith Group Limited
Notes to the Financial Statements
for the nine months ended September 30, 2006 and 2005
(Stated in US Dollars)
Unaudited

1.  ORGANIZATION AND PRINICPAL ACTIVITIES

Universe Faith Group Limited (UFG or “the Company”) is a British Virgin Islands (BVI) company incorporated on August 2, 2006 under the British Virgin Islands Business Companies Act, 2004.

The Company functions as the holding company of Wuhan Blower Co., Ltd. (WHB), as well as its wholly owned subsidiary, Wuhan Generator Equipment Manufacturing Co., Ltd (WGE). UFG acquired these two companies on or about August 31, 2006 by way of an exchange of shares between UFG and WHB.

UFG, through its subsidiaries, is principally engaged in the manufacture of industrial centrifugal blowers and axial fans, and is developing turbine and generators as its new product set. The majority of the Company’s customers are utility entities, specifically in the energy production sector. The Company’s clientele is dispersed throughout China.

The Company now operates in its self-owned factory facility located at Cang Long Dao Science Park, East Lake Technology Development Zone, in the City of Wuhan, Hubei Province, People’s Republic of China 430200.

2.  REVERSE MERGER

The Company has planned to undergo a reverse merger with RX Staffing Inc. (an OTC.BB Company) in the near future with the objective of transforming the UFG into a public company, whereupon the corporate name will be changed. UFG will adopt its subsidiary’s name, Wuhan Blower Co., Ltd., as WHB’s name carries extra-ordinary goodwill with the public because of its industry leading position. The reverse merger, which has been organized by a reputable investment banking firm, involves equity financing that will provide an injection of working capital; thus, the Company will be able to carry out its business plan which includes the development of additional manufacturing facilities.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method of accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

Universe Faith Group Limited
Notes to the Financial Statements
for the nine months ended September 30, 2006 and 2005
(Stated in US Dollars)
Unaudited

(b)	Consolidation

The interim consolidated financial statements include the accounts of the Company and its subsidiaries, WHB and WGE. Inter-company transactions, such as sales, cost of sales, due to/due from balances, investment in subsidiaries, and subsidiaries’ capitalization have been eliminated.

(c)	Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

(d)	Use of Estimates

In preparing of the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting years. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of property, plant and equipment. Actual results could differ from those estimates.

(e)	Cash and Cash Equivalents

The Company considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents. The company maintains bank accounts only in the PRC. The company does not maintain any bank accounts in the United States of America.

(f)	Accounts Receivable-Trade

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

(g)	Inventory

Inventory, consisting of raw materials, work in progress, and finished products, is stated at the lower of cost or market value. Finished products are comprised of direct materials, direct labor and an appropriate proportion of overhead.

Universe Faith Group Limited
Notes to the Financial Statements
for the nine months ended September 30, 2006 and 2005
(Stated in US Dollars)
Unaudited

(h)	Property, Plant, and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method with 5% salvage value. Estimated useful lives of the property, plant and equipment are as follows:

uildings	30 years
Machinery and Equipment	10 years
Furniture and Fixtures	5 years
Motor Vehicles

(i)	Intangible Assets

Intangible assets are stated at cost less accumulated amortization. Amortization is provided over the respective useful lives, using the straight-line method. Estimated useful lives of intangibles are as follows:

Technical License	10 years
Goodwill	20 years
Land use rights	50 years

(j)	Accounting for Impairment of Long-Lived Assets

The Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Live Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of September 30, 2006, there were no significant impairments of its long-lived assets.

(k)	Revenue Recognition

Revenue from the sale of blower products, etc., is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed.

(l)	Advertising

The Company expensed all advertising costs as incurred.

(m)	Research and Development

All research and development costs are expensed as incurred.

Universe Faith Group Limited
Notes to the Financial Statements
for the nine months ended September 30, 2006 and 2005
(Stated in US Dollars)
Unaudited

(n)	Foreign Currency Translation

The Company maintains its financial statements in the functional currency. The functional currency of the Company is the Renminbi (RMB). Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

Exchange Rates	9/30/2006	9/30/2005
Period end RMB : US$ exchange rate	7.91679	8.11010
Average period RMB : US$ exchange rate	8.01830	8.24118

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(o)	Income Taxes

The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

The Company is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%. However, the Company is a high technology company, and in accordance with the relevant regulations regarding the favorable tax treatment for high technology companies, the Company is entitled to a 2 year tax exemption; thereafter, the company will be allowed a 15% tax rate as long as the company is located and registered in the high and advance technology development zone.

Universe Faith Group Limited
Notes to the Financial Statements
for the nine months ended September 30, 2006 and 2005
(Stated in US Dollars)
Unaudited

(p)	Statutory Reserve

Statutory reserve refer to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and, are to be used to expand production or operations. PRC laws prescribe that an enterprise operating at a profit, must appropriate, on an annual basis, from its earnings, an amount to the statutory reserve to be used for future company development. Such an appropriation is made until the reserve reaches a maximum equalling 50% of the enterprise’s capital.

(q)	Other Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s current component of other comprehensive income is the foreign currency translation adjustment.

(r)	Recent Accounting Pronouncements

In May 2005, the FASB issued a SFAS 154, “Accounting Changes and Error Corrections” to replace APB Opinion No. 20, “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements” requiring retrospective application to prior periods financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. The effective date for this statement is for accounting changes and corrections of errors made in fiscal year beginning after December 15, 2005.

Universe Faith Group Limited
Notes to the Financial Statements
for the nine months ended September 30, 2006 and 2005
(Stated in US Dollars)
Unaudited

In February 2006, the FASB issued a SFAS 155, “Accounting for Certain Hybrid Financial Instruments” to amend FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.

The Company does not anticipate that the adoption of these two standards will have a material impact on these financial statements.

4.  RESTRICTED CASH

Restricted Cash represented margin deposits placed with banks to secure banking facilities which are comprised of loans and notes payables in addition to other collateral.

5.  ACCOUNTS RECEIVABLE

	9/30/2006	9/30/2005
Total Accounts Receivable-Trade	$11,701,264	$2,278,321

Less: Allowance for Bad Debts	13,796	5,429

	$11,687,468	$2,272,892

6.  NOTES RECEIVABLE

Notes Receivable, as of September 30, 2006 and 2005, were comprised of one major account carried over from 2004, and 22 accounts originated during the first nine months of 2006.

	9/30/2006	9/30/2005
Borrower, Hubei Deeloong Group Co. Ltd. Balance of Note (2 year term from 12/31/2004 to 12/31/2006 at 5.115% per annum)	$1,452,609	$1,424,431
22 Borrowers of Short Term Notes maturing within one year at interest rates between 5.50% - 6.25%	767,763	—
	$2,220,372	$1,424,431

Universe Faith Group Limited
Notes to the Financial Statements
for the nine months ended September 30, 2006 and 2005
(Stated in US Dollars)
Unaudited
7.  INVENTORY

	9/30/2006	9/30/2005

Raw Materials	$1,185,101	$804,059
Work in Progress	1,763,584	56,936
Finished Goods	966,866	3,547,949

	$3,915,551	$4,408,944

8.  PROPERTY, PLANT AND EQUIPMENT

The following categories of assets are stated at cost.

Property, plant and equipment consist of the following as of September 30:

	9/30/2006	9/30/2005
Category of Asset
Buildings	$9,341,569	14,920
Machinery & Equipment	8,250,433	1,119,672
Furniture & Fixtures	247,175	106,843
Auto	555,572	462,038
	18,394,749	1,703,473

Less: Accumulated Depreciation	1,326,167	254,423
	17,068,582	1,449,050

Construction in Progress	92,338	770,856

	$17,160,920	2,219,906

Real property, consisting of Land (108,706.90 square meters) and Buildings (44,233.40 square meters floor spaces), was appraised by a certified professional appraiser for the purpose of establishing a current value. According to the Appraisal Report dated August 24, 2005, the subject property was determined to have a fair market value of $13,661,307 (RMB 110,293,200).

Universe Faith Group Limited
Notes to the Financial Statements
for the nine months ended September 30, 2006 and 2005
(Stated in US Dollars)
Unaudited

9.  INTANGIBLE ASSETS

The following categories of assets are stated at cost less amortization.

	9/30/2006	9/30/2005
Category of Asset
Land Use Rights	$1,833,470	$1,578,279
Goodwill	126,313	123,303
Mitsubishi License	277,052	119,643
CAD License	3,854	—
Microsoft License	12,063	—
	2,252,752	1,821,225

Less: Accumulated Amortization	(146,893)	(22,318)

	$2,105,859	$1,798,907

The Company acquired through Wuhan Hi-Tech Blower Manufacturing Co. Ltd. (WBM) three parcels of Land Use Rights (108,706.90 square meters) for a term of 50 years from March 1, 2004 to March 1, 2054 for a consideration of $1,544,681 (RMB 12,800,000). The land has been used to construct the Company’s real property factory facility.

Goodwill represented business, clientele, source-suppliers, and goodwill acquired from WBH for a consideration of $120,678 (RMB 1,000,000).

Universe Faith Group Limited
Notes to the Financial Statements
for the nine months ended September 30, 2006 and 2005
(Stated in US Dollars)
Unaudited

10.  BANK LOANS AND NOTES

As of September 30, 2006 and 2005, the Company had banking facilities in the form of bank loans and loan facilities from other non-bank entities.

		Interest Rate
Name of Bank	Due Date	per annum	9/30/2006	9/30/2005

Bank of Communication	10/11/2006	5.859%	4,673,612
Bank of Communication	10/11/2006	5.859%	1,326,295
Bank of Communications	11/8/2005	5.481%		4,580,708
Wu Chang Tian Long Metal Supply Co., Ltd.	10/14/2006	—	1,136,824
14 Notes between $1,390 to $79,830	Various Dates	—	189,471
			$7,326,202	$4,580,708

Banking facilities extended by the Bank of Communication were secured by the Company’s mortgage of real property as collateral in addition to margin deposits as disclosed in Restricted Cash on the Balance Sheet. These loans have since been extended to April 11, 2007 at the interest rate of 6.615% per annum.

The Notes Payable to Wu Chang Tian Long Metal Supply Co., Ltd. were interest free because the Company placed 50% Margin Deposits to CITIC Industrial Bank to secure these Notes. On maturity, the Note was fully paid.

Universe Faith Group Limited
Notes to the Financial Statements
for the nine months ended September 30, 2006 and 2005
(Stated in US Dollars)
Unaudited

11.  CONTRACT PAYABLE

Contract Payable represented accounts payable to Contractors and Suppliers involved in the construction of the new buildings of the factory facilities.

12.  COMMON STOCK CAPITAL

The Company had a registered capital of $14,863,626 (RMB 120,000,000) of which $12,349,602 (RMB 100,000,000) had been paid up capital as of September 30, 2006. During the current nine month period, Wuhan Blower Co., Ltd., a constituent subsidiary of the Company, increased its paid-up capital by $ 6,315,691 (RMB 50,000,000) to fund its bulk purchase of 82 units of machinery for the WGE.

According to PRC accounting standards, real property stated at fair value rather than cost, contributed by shareholders, is recognized as paid up capital. The Company complied with PRC accounting standards, and accordingly recorded the real property at fair value of $13,661,307 (RMB 110,293,200) and capital contribution of $ 8,670,449 (RMB 70,000,000). However, generally accepted accounting principles of the United States of America does not permit the recording of asset and capital contribution using the appraisal determined fair value basis. As a result of this difference in accounting principles, the paid up capital of $8,670,449 was not recognized on the accompanying financial statements.

13.  OTHER INCOME

	9/30/2006	9/30/2005

Export Rebate from Government	$23,834	$813
Sale of Parts	7,333	554,577

	$31,167	$555,390

14.  COMMITMENTS OF STATUTORY RESERVE

In light of PRC laws, the Company is committed to appropriate from its net income to its statutory reserve up to a maximum of 50% of the enterprise’s registered paid up capital. The Company had future unfunded commitments, as determined below:

	9/30/2006	9/30/2005

Common Stock Capital	$12,349,602	$6,033,911

50% maximum
Since the Company has
not yet funded the Reserve	$6,174,801	$3,016,956

EXHIBIT INDEX

Exhibit No.	Description
2.1	Share Exchange Agreement, dated February 7, 2007, among the Registrant, Universe Faith Group Limited and Fame Good International Limited
3.1	Amended and Restated Bylaws (as amended through February 7, 2007)
4.1
Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock of the Registrant, dated February 7, 2007, including the Certificate of Correction filed on February 12, 2007

4.2	Form of Series A Warrant
4.3	Form of Series B Warrant
4.4	Form of Series J Warrant
4.5	Series C Warrant, dated February 7, 2007, between the Registrant and 1st Bridgehouse Securities, LLC
4.6	Series AA Warrant, dated February 7, 2007, between the Registrant and 1st Bridgehouse Securities, LLC
4.7	Series BB Warrant, dated February 7, 2007, between the Registrant and 1st Bridgehouse Securities, LLC
4.8	Series JJ Warrant, dated February 7, 2007, between the Registrant and 1st Bridgehouse Securities, LLC
10.1	Series A Convertible Preferred Stock Purchase Agreement, dated February 7, 2007, among the Registrant and the purchasers listed on Exhibit A thereto
10.2	Registration Rights Agreement, dated February 7, 2007, among the Registrant and the purchasers listed on Schedule I thereto
10.3	Escrow Agreement, dated February 7, 2007, by and among the Registrant, 1st Bridgehouse Securities, LLC and American Stock Transfer and Trust Company
10.4	Securities Escrow Agreement dated February 7, 2007 among the Registrant, Vision Opportunity Master Fund, Ltd., Fame Good International Limited and Kramer Levin Naftalis & Frankel LLP
10.5	Escrow Deposit Agreement dated as of February 7, 2007 among the Registrant, Vision Opportunity Master Fund, Ltd. and other purchasers, and Kramer Levin Naftalis & Frankel LLP
10.6	Lock-Up Agreement dated February 7, 2007 between the Registrant and Fame Good International Limited
10.7	License and Technical Assistance Agreement, dated July 5, 2005, between Wuhan Blower Co., Ltd. and Mitsubishi Heavy Industries, Ltd.
10.8	Loan Agreement, dated September 29, 2006, between Wuhan Blower Co., Ltd. and CITIC Bank (Wuhan Branch)
10.9	Pledge Agreement, dated September 29, 2006, between Wuhan Blower Co., Ltd. and CITIC Bank (Wuhan Branch)

10.10
Loan Agreement, dated November 7, 2005, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (Wuhan Branch); Maturity Extension Agreement, dated October 11, 2006, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (Wuhan Branch)

10.11
Pledge Agreement, dated October 11, 2005, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (Wuhan Branch); Maturity Extension Agreement, dated October 11, 2006, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (Wuhan Branch)

10.12
Loan Agreement, dated November 25, 2005, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (Wuhan Branch); Maturity Extension Agreement, dated October 11, 2006, between Wuhan Blower Co., Ltd. and Bank of Communications Co., Ltd. (Wuhan Branch)

10.13	Loan Agreement, dated October 19, 2006, between Wuhan Blower Co., Ltd. and Shanghai Pudong Development Bank (Wuhan Branch)
10.14	Pledge Agreement, dated October 16, 2006, between Wuhan Blower Co., Ltd. and Shanghai Pudong Development Bank (Wuhan Branch)
10.15	Pledge Agreement, dated October 16, 2006, between Wuhan Blower Co., Ltd. and Shanghai Pudong Development Bank (Wuhan Branch)
10.16	Loan Agreement, dated October 30, 2006, between Wuhan Blower Co., Ltd. and Agricultural Bank of China (Wuhan Qingshan Branch)
10.17	Loan Agreement, dated October 31, 2006, between Wuhan Blower Co., Ltd. and Agricultural Bank of China (Wuhan Qingshan Branch)
10.18	Pledge Agreement, dated October 24, 2006, between Wuhan Blower Co., Ltd. and Agricultural Bank of China (Wuhan Qingshan Branch)
10.19	Construction Agreement, dated March 28, 2006, between Hubei Gongchuang Real Estate Co., Ltd. and Hubei Huadu Construction Co., Ltd.
10.20	Technology Development Agreement, dated August 1, 2006, between Wuhan Blower Co., Ltd. and Huazhong University of Science and Technology
10.21	Employment Agreement, dated October 8, 2006, between Wuhan Blower Co., Ltd. and Jin Qihai
10.22	Employment Agreement, dated July 1, 2004, between Wuhan Blower Co., Ltd. and Liu Shupeng
10.23	Employment Agreement, dated February 15, 2006, between Wuhan Blower Co., Ltd. and Ge Zengke
10.24	Employment Agreement, dated March 10, 2006, between Wuhan Blower Co., Ltd. and Kuang Yuangdong
23.1	Consent of Samuel H. Wong & Co. LLP, CPA
99.1	Press Release, dated February 8, 2007